Exhibit 2.01

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

CONCUR TECHNOLOGIES, INC.

GALILEO 1 ACQUISITION CORPORATION,

GALILEO 2 ACQUISITION LLC,

OUTTASK, INC.,

AND

THOMAS A. DEPASQUALE, AS REPRESENTATIVE

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of January 23, 2006 (the “Agreement Date”) by and among Concur Technologies, Inc., a Delaware corporation (“Acquirer”), Galileo 1 Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Acquirer (“Sub 1”), Galileo 2 Acquisition LLC, a Delaware limited liability company wholly-owned by Acquirer (“Sub 2”), Outtask, Inc., a Delaware corporation (“Company”), and Thomas A. DePasquale, as Representative (as defined in Section 11.4).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub 1 will merge with and into the Company (the “First Merger”), with the Company to be the surviving corporation of the First Merger and, as part of the same overall transaction, the statutory merger of the surviving entity of the First Merger with and into Sub 2 (as defined herein, the “Second Merger” and together with the First Merger, the “Mergers”), all pursuant to the terms and conditions of this Agreement, the Certificates of Merger (as defined in Section 1.1) and the applicable provisions of the laws of the State of Delaware. For United States federal income tax purposes, the parties intend that the Mergers collectively qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

B. The Boards of Directors of Acquirer, Sub 1, Sub 2 and Company have determined that the Mergers are in the best interests of their respective companies and stockholders, have approved and declared advisable this Agreement and, accordingly, have agreed to effect the Mergers provided for herein upon the terms and conditions of this Agreement.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquirer’s willingness to enter into this Agreement, (i) the Company and each Company Stockholder (as defined in Section 1.1) listed on Exhibit A-1 is executing and delivering to Acquirer a voting agreement in the form of Exhibit A-2 (the “Voting Agreement”), and (ii) each of the employees of the Company listed on Exhibit B-1 (the “Key Employees”) is executing and delivering to Acquirer a noncompetition agreement with Acquirer in the form of Exhibit B-2 (each, a “Noncompetition Agreement”), which agreements shall be effective subject to the occurrence of and as of the Effective Time.

D. In connection with this Agreement, each of the Company Stockholders listed on Exhibit A-1 is executing and delivering to Acquirer an investment representation letter in the form attached hereto as Exhibit A-3 (each, an “Investment Representation Letter”).

E. Acquirer, Sub 1, Sub 2 and Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and to prescribe various conditions to the Mergers.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 As used herein, the following terms will have the meanings set forth below:

“Acquirer Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Acquirer is or will be a party that are required to be executed by Acquirer pursuant to this Agreement.

“Acquirer Business” means the business of Acquirer and its Subsidiaries as presently conducted.

“Acquirer Common Stock” means the common stock, $0.001 par value per share, of Acquirer.

“Acquirer Option” means any option to purchase shares of Acquirer Common Stock issued pursuant to the terms of Section 2.5(a) hereof in connection with the assumption of a Company Option.

“Acquirer Share Price” means $12.64.

“Acquisition Proposal” means any offer or proposal by a Person relating to: (a) any acquisition or purchase of Company Capital Stock or Company Rights from Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act representing more than a twenty percent (20%) voting interest in the total outstanding voting securities of Company; (b) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning Company Capital Stock or Company Rights representing twenty percent (20%) or more of the voting interest in the total outstanding voting securities of Company; (c) any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests (or voting power) in the surviving or resulting entity of such transaction; (d) any sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the assets of Company or technology related to the Company Business; (e) any sale, lease, exchange, transfer, license or disposition to a Person of the Company Business; or (f) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the Securities Act.

“Affiliate” means an “affiliate” within the meaning of Rule 144 or Rule 405 promulgated under the Securities Act.

“Aggregate Consideration Amount” means (i) $77,614,951.32, plus (ii) the Aggregate Option Exercise Price, minus (iii) the Aggregate Indebtedness Amount, minus (iv) the Excess Executive Bonus Amount, to the extent such bonuses result in or would result in (themselves or in connection with other factors) a negative Adjustment Amount under Section 2.7, minus (v) the Company Expenses, and minus (vi) the Maximum Transition Consideration.

“Aggregate Indebtedness Amount” means the aggregate amount of any Indebtedness of Company at the Effective Time, other than Indebtedness pursuant to capitalized equipment leases set forth on Schedule 3.10 of the Company Disclosure Letter.

“Aggregate Option Exercise Price” means the aggregate exercise price payable for all Company Options listed on Schedule 3.4(b)-1 of the Company Disclosure Letter (as defined in Article 3) that are outstanding as of immediately prior to the Effective Time, whether vested or unvested (excluding any Company Options terminated in connection with the completion of the First Merger and not assumed or replaced by Acquirer).

“Applicable Law” means all foreign, federal, state, local, municipal or other laws, ordinances, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified Person or to such Person’s assets, properties or business.

“Approved Special Company Executive Bonuses” means those cash bonuses paid by Company set forth on the Approved Special Company Executive Bonus Schedule attached hereto as Schedule 1.1.

“Closing” means the closing of the transactions provided for herein.

“Closing Certificate” means a certificate dated as of the Closing Date and executed on behalf of Company by its President and its Chief Financial Officer setting forth the Company Closing Balance Sheet and certifying the accuracy and completeness of the Designated Executive Closing Consideration Schedule, the Approved Special Company Executive Bonus Schedule, the Transaction Expenses Schedule and the amount of the Designated Approved Deferred Revenues.

“Closing Company Optionholder Consideration” means (a) the Closing Consideration times (b) the number of shares subject to Company Options divided by (c) the Total Outstanding Fully-Diluted Shares.

“Closing Company Stockholder Cash Consideration” means (a) $19,604,951.32 plus (b) the Aggregate Option Exercise Price minus (c) the Maximum Transition Consideration.

“Closing Company Stockholder Consideration” means (a) the Closing Consideration times (b) the Total Outstanding Shares divided by (c) the Total Outstanding Fully-Diluted Shares.

“Closing Company Stockholder Stock Consideration Value” means (a) the Closing Company Stockholder Consideration minus (b) the Closing Company Stockholder Cash Consideration.

“Closing Consideration” means (a) the Aggregate Consideration Amount minus (b) the Maximum Contingent Consideration.

“Closing Date” means the first business day after all of the conditions to Closing set forth in Article 8 and Article 9 have been satisfied and/or waived in accordance with this Agreement, or at such other place, time or date as Acquirer and Company may mutually agree.

“Closing Date Acquirer Stock Valuation” means the lowest reported per-share trading price for Acquirer Common Stock on the Closing Date, provided, however, that if the Closing Date occurs on a day on which no such trading takes place, Closing Date Acquirer Stock Valuation shall mean the last reported per-share trading price for Acquirer Common Stock before the Closing Date.

“Closing Escrow Cash” means $1,500,000 in cash.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Company is or will be a party that are required to be executed by Company pursuant to this Agreement.

“Company Business” means the business of the Company as conducted on the Agreement Date and the Closing Date.

“Company Capital Stock” means the outstanding shares of Company Common Stock, Company Preferred Stock and any other classes and series of common and preferred stock of Company that may exist (whether or not such shares are vested) (counted on an as-converted to Company Class A Common Stock basis).

“Company Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of Company.

“Company Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of Company.

“Company Closing Balance Sheet” means the Company’s unaudited balance sheet as of the Closing Date as delivered on the Closing Date.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company Common Stockholders” means the record holders of issued and outstanding shares of Company Common Stock on the Agreement Date or the Closing Date, as applicable.

“Company Expenses” means any fees and expenses paid by Company, or required to be assumed by Acquirer at the Effective Time, including but not limited to Transaction Expenses (as defined in Section 12.7), to the extent that such amounts result in or would result in a negative Adjustment Amount pursuant to Section 2.7 (assuming that all claims are settled and are fully paid or reflected in the Working Capital as of the Effective Time).

“Company Final Balance Sheet” means the Company’s unaudited balance sheet as of the Closing Date as finally determined pursuant to Section 2.7(a) hereof.

“Company Holder” means any Company Stockholder or Company Optionholder.

“Company Holder’s Pro Rata Share” means, with respect to a Company Holder, the quotient obtained by dividing (a) the number of shares of Company Capital Stock and Company Options (counted on a fully-exercised, as-converted to Company Class A Common Stock basis) held by such Company Holder immediately prior to the Effective Time by (b) the Total Outstanding Fully-Diluted Shares.

“Company Option” means each option to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Company Optionholder” means the record holders of outstanding options to purchase shares of Company Common Stock immediately prior to the Effective Time.

“Company Preferred Stock” means the Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock, Company Series B-1 Preferred Stock and the Company Series B-2 Preferred Stock.

“Company Preferred Stockholders” means the record holders of issued and outstanding shares of Company Preferred Stock on the Agreement Date or the Closing Date, as applicable.

“Company Registration Agreement” means the Amended and Restated Registration Rights Agreement dated February 20, 2001 among Company and certain Company Stockholders.

“Company Rights” means all stock appreciation rights, options, warrants, calls, rights, commitments, subscriptions, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, subscription, conversion privilege or preemptive or other right or agreement.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, $0.001 par value per share, of Company.

“Company Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, $0.001 par value per share, of Company.

“Company Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, $0.001 par value per share, of Company.

“Company Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, $0.001 par value per share, of Company.

“Company Stockholders” means the Company Common Stockholders and the Company Preferred Stockholders.

“Company Stockholders Agreements” means the Company Registration Agreement, the Stockholders Agreement dated October 11, 1999 and the Amended and Restated Investor Rights Agreement dated February 20, 2001, in each case among the Company and certain Company Stockholders.

“Company Stockholder’s Pro Rata Share” means, with respect to a Company Stockholder, the quotient obtained by dividing (a) the number of shares of Company Capital Stock held by such Company Stockholder immediately prior to the Effective Time, by (b) the Total Outstanding Shares.

“Company Stock Plan” means Company’s 1999 Stock Incentive Plan.

“Contingent Consideration” means the Contingent Cash Consideration and the Contingent Stock Consideration Shares.

“Contingent Consideration Payment Date Acquirer Stock Valuation” means the lowest reported per-share trading price for Acquirer Common Stock on the Contingent Consideration Payment Date, provided, however, that if the Contingent Consideration Payment Date occurs on a day on which no such trading takes place, Contingent Consideration Payment Date Acquirer Stock Valuation shall mean the last reported per-share trading price for Acquirer Common Stock before the Contingent Consideration Payment Date.

“Contingent Cash Consideration” means up to a maximum of $12,500,000 in cash, as calculated in accordance with Section 2.8, subject to reduction as provided in Section 2.4 and Article 11.

“Contingent Escrow Amount” means (a) in the event that the Contingent Consideration is less than or equal to $9,000,000, an amount equal to the Contingent Consideration or (b) in the event that the Contingent Consideration is greater than $9,000,000, an amount equal to $9,000,000.

“Contingent Escrow Cash” shall be as defined in Section 2.4(b).

“Contingent Escrow Shares” shall be as defined in Section 2.4(b).

“Contingent Non-Escrow Cash” means (a) in the event that the Contingent Cash Consideration is less than or equal to $9,000,000, zero dollars ($0), or (b) in the event that the Contingent Consideration is greater than $9,000,000, an amount equal to the Contingent Cash Consideration minus $9,000,000.

“Contingent Stock Consideration Shares” means up to 567,246 shares of Acquirer Common Stock, determined pursuant to Section 2.8, subject to reduction as provided in Section 2.4 and Article 11.

“Contract” means any contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, letter of intent, quotation or purchase order (whether verbal or in writing).

“Converted Company Options” means (a) the number of shares of Company Common Stock subject to Company Options immediately prior to the Effective Time multiplied by (b) the Option Exchange Ratio.

“Delaware Law” means the Delaware General Corporation Law.

“Designated Approved Deferred Revenues” means the amount that is equivalent to the actual deferred revenues of Company that have been billed and collected by Company at the Effective Time and pertain to implementation service for Company’s Cliqbook and Vinnet products that have been fully performed for a given customer but the revenues from which are not yet recognized as of the Effective Time; provided that such amount shall not exceed $700,000 for the purposes hereof.

“Designated Executive Closing Consideration” means up to $751,000 in cash amounts paid by Company or required to be paid by Acquirer (or any Affiliate of Acquirer) to certain executives of Company as set forth on the Designated Executive Closing Consideration Schedule attached hereto as Schedule 6.4.

“Dissenting Shares” means any shares of Company Capital Stock that (a) are outstanding immediately before the Effective Time and (b) with respect to which dissenters’ rights to obtain payment for or appraisal of such dissenting shares in accordance with Delaware Law can be duly and properly exercised and perfected in connection with the First Merger or the Mergers.

“Effective Time” means the date and time on which the First Merger first becomes legally effective under the laws of the State of Delaware as a result of the filing with the Delaware Secretary of State of the First Certificate of Merger pursuant to, and in conformity with, the requirements of Section 251 of the Delaware Law.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including, but not limited to, any restriction on (a) the voting of any security, any restriction on the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of any of the following which includes Company: (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code;

or (c) an “affiliated service group,” as defined in Section 414(m) of the Code or any treasury regulations promulgated under Section 414(o) of the Code.

“Escrow Cash” means the Closing Escrow Cash and the Contingent Escrow Cash.

“Excess Executive Bonus Amount” means the dollar amount of any Excess Executive Bonuses.

“Excess Executive Bonuses” means bonuses or similar payments to officers or employees of Company other than (a) the Designated Executive Closing Consideration and (b) the Approved Special Company Executive Bonuses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Certificate of Merger” means a certificate of merger in the form of Exhibit C-1.

“First Merger Surviving Corporation” shall be as defined in Section 2.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state or local, domestic, foreign or multinational government, court, arbitrator, regulatory, administrative or other agency, commission or authority or other governmental entity, instrumentality, department, division, unit, branch or authority.

“Governmental Damages” means (i) any penalties or fines paid by Company or any of its affiliates to a Governmental Authority or (ii) any restitution paid by Company to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of Company of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation.

“Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions on Company or any of its affiliates.

“Indebtedness” means with respect to any Person, without duplication, the aggregate amount of (a) all obligations of such Person for borrowed money (or functionally the equivalent of borrowed money, such as finance leases), or with respect to deposits or advances of any kind to such Person (except for deposits or advances made by customers of such Person in connection with the sale of goods and services in the ordinary course of business), and all prepayment premiums, penalties and any other fees and expenses necessary to satisfy such indebtedness, (b) all obligations of such Person evidence by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable), (g) secured by any Encumbrance (other than Permitted Liens) on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, (h) reimbursement or other obligations in respect of letters of credit and bankers’ acceptances, (i) all obligations of such Person under interest rate or currency swap (including swaps, floors, collars or similar) transactions (valued at the termination value thereof) and (j) all guarantees and arrangements having the economic effect of a guarantee (direct or indirect) by such Person of any indebtedness of any other Person (whether or not such Person has assumed or become liable for the payment of such indebtedness of such other Person).

“Intellectual Property Rights” means, collectively, all worldwide industrial and intellectual property rights, including rights arising in or under patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, moral rights, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, technology, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing, embodying or relating to any of the foregoing, including, but not limited to, manuals, programmers’ notes, memoranda and records.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual, (b) with respect to any Person that is not an individual (other than Company), any officer, director, partner, member, executor, trustee or other similar representative of such Person, as applicable, or (c) with respect to Company, Thomas DePasquale, Stephen DePasquale, Curt Forsythe, Robert Robison, John Love, Todd Horst, Ross Atkinson, Steve Young, Michael Forster, Paul Humenansky and Cal Simmons. Any such individual, officer, partner, member, executor, trustee or other similar representative (other than a director) of any Person that is not an individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual, officer, director, partner, member, executor, trustee or other similar representative) in, or that have been in, the possession of such individual, officer, director, partner, member, executor, trustee or other similar representative, including his or its personal files, or (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual, officer, director, partner, member, executor, trustee or other similar representative in the customary performance of such duties and responsibilities.

“Liabilities” means any debt, liability and obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Change” or “Material Adverse Effect,” when used with reference to any Person, means any event, change, circumstance or effect that, either individually or in the aggregate, is materially adverse, or that could reasonably be expected to be materially adverse, to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of such entity and its Subsidiaries, taken as a whole; except to the extent that any such event, change, circumstance or effect results from (a) changes in the price or trading volume of the Acquirer Common Stock, (b) changes in general economic conditions, (c) changes generally affecting the industry in which such Person operates (if such changes do not affect such Person in a substantially disproportionate manner), (d) changes resulting from this Agreement, the transactions contemplated hereby or the announcement of the Mergers or the acquisition of Company by Acquirer or other disclosure thereof or (e) any breach by Acquirer of this Agreement; provided that a change or changes in the market price or trading volume of the Acquirer Common Stock, in and of themselves, shall not be deemed to be a Material Adverse Effect or Material Adverse Change with respect to Acquirer.

“Maximum Contingent Cash Consideration” means $12,500,000 in cash.

“Maximum Contingent Consideration” means the amount of Maximum Contingent Cash Consideration plus the Maximum Contingent Stock Consideration.

“Maximum Contingent Escrow Amount” means $9,000,000 in cash.

“Maximum Contingent Stock Consideration” means (a) the Maximum Contingent Stock Consideration Shares times (b) the Acquirer Share Price.

“Maximum Contingent Stock Consideration Shares” means 567,246 shares of Acquirer Common Stock.

“Option Exchange Ratio” means the quotient of (a) the Per Share Closing Option Consideration divided by (b) the Acquirer Share Price.

“Per Share Closing Company Stockholder Cash Consideration” means the quotient of (a) the Closing Company Stockholder Cash Consideration divided by (b) the Total Outstanding Shares.

“Per Share Closing Option Consideration” means the quotient of (a) the Closing Consideration divided by (b) the Total Outstanding Fully-Diluted Shares.

“Permitted Lien” means any (a) liens for taxes or assessments and similar charges, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP) have been established on the Balance Sheet with respect thereto and have been scheduled on the Schedule 3.10 of the Company Disclosure Letter, and (b) mechanics’, materialmens’, contractors’, carriers’, warehousemen’s and other similar Encumbrances arising in the ordinary course of business.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Release Date” means February 17, 2007.

“Requisite Stockholder Approval” shall be as defined in Section 3.3(a).

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” means a certificate of merger in the form of Exhibit C-2.

“Second Merger Surviving Corporation” shall be as defined in Section 2.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Escrow Cash” means $1,000,000 in cash.

“Spreadsheet” means a spreadsheet in form reasonably acceptable to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to Company Holders: (A) the names of all Company Stockholders and Company Optionholders and their respective addresses and if available, taxpayer identification numbers; (B) the number and kind of shares of Company Capital Stock held by such Persons and the respective certificate numbers; (C) the calculation of each of the herein defined terms required to be quantified as of Closing, including the Aggregate Option Exercise Price, the Aggregate Indebtedness Amount, the Excess Executive Bonus Amount and the Company Expenses; (D) the number of shares of Acquirer Common Stock issuable to each Company Stockholder in exchange for the Company Capital Stock held by such Person at the Closing; (E) the amount of cash issuable to each Company Stockholder in exchange for the Company Capital Stock held by such Person at the Closing; (F) the Company Stockholder’s Pro Rata Share of each Company Stockholder and the Company Holder’s Pro Rata Share of each Company Holder; (G) the interest in dollar and percentage terms of each Company Stockholder in the Closing Escrow Cash; (H) the interest in percentage terms of each Company Stockholder and Company Optionholder in the Contingent Escrow Cash, the Contingent Non-Escrow Cash and the Contingent Stock Consideration Shares; (I) the interest in percentage terms of each Company Stockholder and Company Optionholder in the Special Escrow Fund; (J) the interest in dollar and percentage terms of each Company Stockholder in the Working Capital Holdback; (K) the calculation of the Stock Exchange Ratio; (L) the calculation of the Option Exchange Ratio; (M) the number of Company Options held by each of the Company Optionholders, including the exercise prices applicable thereto; and (N) the number of shares of Acquirer Common Stock underlying the options to which such assumed Company Options shall convert into pursuant to Section 2.5 held by each of the Company Optionholders, including exercise prices applicable thereto.

“Spreadsheet Certificate” means a certificate executed on behalf of Company by its President and Chief Financial Officer certifying that the information contained on the Spreadsheet is true and correct as of the Closing Date.

“Stock Exchange Ratio” means (a) the Closing Company Stockholder Stock Consideration Value divided by (b) the product of (i) the Acquirer Share Price times (ii) the Total Outstanding Shares.

“Sub Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Sub 1 or Sub 2 is or will be a party that are required to be executed by Sub 1 or Sub 2 pursuant to this Agreement.

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

“Tax” (and, with correlative meaning, “taxes” and “taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to taxes.

“Termination Date” means January 31, 2006.

“Total Outstanding Fully-Diluted Shares” means the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time plus the maximum aggregate number of shares issuable upon full exercise, exchange or conversion of all Company Options, Company Rights and any other rights (whether vested or unvested) convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Class A Common Stock basis.

“Total Outstanding Shares” means the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Class A Common Stock basis.

“Working Capital” means current assets minus the current liabilities on the Company Final Balance Sheet (each determined in accordance with GAAP), as determined in accordance with Section 2.7 hereof.

“Working Capital Target” means $2,405,951.32, provided that such amount will be reduced by the value of the Designated Approved Deferred Revenues.

ARTICLE 2

PLAN OF REORGANIZATION

2.1 The Mergers. The First Certificate of Merger will be filed with the Delaware Secretary of State on the Closing Date. The effective time of the First Merger (the “Effective Time”) will be the time of filing of the First Certificate of Merger, which will occur on the Closing Date at 10:00 a.m., Pacific Time, or at such other date or time as Acquirer and Company may mutually agree. Subject to the terms and conditions of this Agreement, at the Effective Time Sub 1 will be merged with and into the Company in a statutory merger, the separate existence of Sub 1 will cease with the Company to be the surviving corporation in the First Merger (the “First Merger Surviving Corporation”). The First Merger will be immediately followed by a statutory merger of the First Merger Surviving Corporation with and into Sub 2, in which the separate existence of the First Merger Surviving Corporation will cease with Sub 2 to be the surviving corporation in the Second Merger (the “Second Merger Surviving Corporation”), all pursuant to the Certificates of Merger and in accordance with applicable provisions of Delaware Law. Sub 2 as the surviving entity of the Second Merger is sometimes referred to herein as the “Surviving Corporation”.

2.2 Conversion and Exchange of Shares.

(a) Conversion of Sub 1 Stock. At the Effective Time, each share of Sub 1 common stock that is issued and outstanding immediately before the Effective Time will be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the First Merger Surviving Corporation. Each certificate evidencing ownership of shares of Sub 1 common stock will evidence ownership of such shares of common stock of the First Merger Surviving Corporation.

(b) Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Preferred Stock and Company Common Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the First Merger and without any further action on the part of Acquirer, Sub 1, Sub 2, Company or the holder thereof (except as expressly provided herein) and in accordance with the provisions of Article 4, Part A, Section 4.7(a) and Article 4, Part B, Section 4.7(a) of Company’s Certificate of Incorporation, be converted into and represent the right to receive (i) the number of shares of Acquirer Common Stock that is equal to the Stock Exchange Ratio, (ii) an amount of cash equal to the Per Share Closing Company Stockholder Cash Consideration, and (iii) the right to receive a portion of the Contingent Consideration pursuant to Section 2.8 below. The shares of Acquirer Common Stock issued upon conversion of shares of Company Capital Stock pursuant to this Section 2.2(b) are referred to herein as the “Merger Shares”. The number of Merger Shares to be issued to each Company Stockholder pursuant to this Section 2.2(b) will be computed after aggregating all Merger Shares to be received by such Company Stockholder. The preceding provisions of this Section 2.2(b) are subject to the provisions of Section 2.2(e) (regarding the elimination of fractional shares of Acquirer Common Stock), Section 2.2(f) (regarding certain adjustments designed to ensure that the Mergers are, collectively, treated as a tax-free reorganization), Section 2.3 (regarding rights of holders of Dissenting Shares), Section 2.4 (regarding the withholding of the Escrow Funds, as defined in Section 2.4(a)) and Section 2.10 (regarding securities law issues).

(c) Cancellation of Company-Owned Stock. Notwithstanding Section 2.2(b), each share of Company Capital Stock held by Company immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and without the issuance or payment of any consideration therefor.

(d) Fractional Shares. No fractional shares of Acquirer Common Stock will be issued in connection with the Mergers. In lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Acquirer Common Stock pursuant to Section 2.2(b), computed after aggregating all shares of Acquirer Common Stock to be received by such holder pursuant to Section 2.2(b), will instead receive from Acquirer, upon surrender of such holder’s Certificates (as defined in Section 7.2(b)) pursuant to Article 7, an amount of cash (rounded to the nearest cent) equal to the product obtained by multiplying (a) the Acquirer Share Price by (b) the fraction of a share of Acquirer Common Stock that such holder would otherwise have been entitled to receive. The aggregate amount of cash to be received by each Company Stockholder will be computed after aggregating all cash to be received by such Company Stockholder pursuant to the foregoing and pursuant to Section 2.2(b)(ii) rounded to the nearest whole cent.

(e) Conversion of First Merger Surviving Corporation Stock and Sub 2 Stock in Second Merger. At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of any of the parties hereto, each share of capital stock of the First Merger Surviving Corporation issued and outstanding immediately prior to the effective time of the Second Merger shall be cancelled without any consideration or other payment therefor. At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of any of the parties hereto, each share of capital stock of Sub 2 issued and outstanding immediately prior to the effective time of the Second Merger shall remain issued and outstanding and shall not be effected by the Second Merger.

(f) Adjustment. In the event the product of (i) the number of shares of Acquirer Common Stock otherwise issuable in the First Merger pursuant to Section 2.2(b),

multiplied by (ii) the Closing Date Acquirer Stock Valuation is less than forty percent (40%) of the sum of (w) the product of such number of shares and the Closing Date Acquirer Stock Valuation, (x) the Closing Company Stockholder Cash Consideration (including the amount deposited into escrow pursuant to Section 2.4(a)), (y) the amount of cash otherwise payable in lieu of fractional shares pursuant to Section 2.2(d) and (z) the total amount listed on Schedule 2.2(f) of the Company Disclosure Letter, then the Stock Exchange Ratio and the Per Share Closing Company Stockholder Cash Consideration shall be adjusted so that (1) the sum of (A) the Per Share Closing Company Stockholder Cash Consideration, and (B) the product of the Stock Exchange Ratio and the Closing Date Acquirer Stock Valuation shall be equal to the amount of such sum if the adjustment pursuant to this Section 2.2(f) had not occurred, and (2) the product of the amounts described in clauses (i) and (ii) shall be forty percent (40%) of the sum of the amounts described in clauses (w), (x), (y) and (z). This Section 2.2(f) is intended to ensure that the Mergers, collectively, will satisfy the continuity of proprietary interest requirement of Treas. Reg. Section 1.368-1(e), and shall be applied in a manner consistent with such intention. Notwithstanding any other provision of this Agreement, in the event that, after making the adjustments set forth in this Section 2.2(f), there is not sufficient cash to fund the Closing Escrow Cash and the Special Escrow Cash, then the execution of the provisions of Section 2.4 will modified such that (I) Acquirer will withhold, from the shares of Acquirer Common Stock otherwise issuable to each Company Stockholder, such Company Stockholder’s Pro Rata Share of a sufficient number of shares of Acquirer Common Stock from each Company holder such that the value of the General Escrow Fund is equal to the Closing Escrow Cash (as defined in Section 1.1) and the value of the Special Escrow Fund is equal to the Special Escrow Cash (as defined in Section 1.1), where for such purposes the Acquirer Common Stock is valued at the Acquirer Share Price, and (II) escrow claims shall first be made against cash held in escrow on behalf of each Company Holder and then Acquirer Common Stock held in escrow on behalf of each Company Holder.

2.3 Dissenting Shares. Holders of Dissenting Shares (if any) will be entitled to appraisal rights under Section 262 of Delaware Law with respect to such Dissenting Shares, and such Dissenting Shares will not be converted into shares of Acquirer Common Stock in the Mergers; provided, however, that nothing in this Section 2.3 is intended to remove, release, waive, alter or affect any of the conditions to Acquirer’s and Sub’s obligations to consummate the Mergers set forth in Section 9.9 or in any other provision of this Agreement relating to Dissenting Shares. Shares of Company Capital Stock that are outstanding immediately before the Effective Time and with respect to which dissenting stockholders’ rights of appraisal under Delaware Law have either (i) not been properly exercised and perfected or (ii) with the consent of Company and Acquirer, been withdrawn, will, when such dissenting stockholders’ rights of appraisal can no longer be legally exercised under Delaware Law, be converted into cash and shares of Acquirer Common Stock as provided in Section 2.2(b).

2.4 Escrow.

(a) Escrow Funds. At the Effective Time, Acquirer will withhold from the Closing Company Stockholder Cash Consideration otherwise payable to each Company Stockholder in the Mergers upon the conversion of such Company Stockholder’s Company Capital Stock pursuant to Section 2.2(b), (i) an amount equal to such Company Stockholder’s Pro

Rata Share of the Closing Escrow Cash, rounded up to the nearest whole cent, and (ii) an amount equal to such Company Stockholder’s Pro Rata Share of the Special Escrow Cash, rounded up to the nearest whole cent. The Closing Escrow Cash, the Contingent Escrow Cash, if any, and the Contingent Escrow Shares, if any, are collectively referred to herein as the “General Escrow Fund”. The Special Escrow Cash held in escrow pursuant to this Agreement (and any shares of Acquirer Common Stock withheld because of an adjustment to the Special Escrow Cash made pursuant to Section 2.2(f)) is referred to herein as the “Special Escrow Fund”. The General Escrow Fund and the Special Escrow Fund are collectively referred to herein as the “Escrow Funds”. The Escrow Funds will be withheld by Acquirer, subject to the terms and conditions of this Section 2.4 and Article 11. Acquirer will have no obligation to set aside or otherwise segregate or earmark the Closing Escrow Cash or Special Escrow Cash nor will such Closing Escrow Cash or Special Escrow Cash be subject to interest (or similar earnings) and no Company Holder will have any right to any portion of the Escrow Funds until such time as such portion of such Escrow Fund is released to the Company Holders in accordance with Article 11. Acquirer shall be free to make claims against the Escrow Funds pursuant to this Section 2.4 and Article 11 at any time after the Effective Time regardless of whether the Contingent Escrow Cash or Contingent Escrow Shares ever constitute a component of the General Escrow Fund, subject only to the limitations of Section 11.3. In the event that shares of Acquirer Common Stock are withheld in the Special Escrow Fund because of an adjustment made pursuant to Section 2.2(f), then until released to the Company Holders in accordance with Article 11, all such shares of Acquirer Common Stock in the Special Escrow Fund shall not be assignable, transferable or otherwise disposable other than by will, intestate succession or settlement of marital property rights (and in such cases, provided such shares of Acquirer Common Stock withheld in the Special Escrow Fund remain subject to the terms of this Agreement as security for the Company Holders’ indemnification obligations for Damages under Article 11) or to Acquirer in satisfaction of Claims for Damages.

(b) Contingent Escrow. At such time as the Contingent Consideration, if any, is paid to the Company Holders (including in respect of assumed Company Options) pursuant to Section 2.8 below, Acquirer will withhold from the Contingent Consideration otherwise payable to each Company Holder an amount equal to such Company Holder’s Pro Rata Share of the Contingent Escrow Amount, provided that the total amount so withheld from all Company Holders shall not exceed the Maximum Contingent Escrow Amount; provided further that all Contingent Stock Consideration Shares shall first be withheld to fund the General Escrow Fund until the Contingent Escrow Amount has been withheld, where for such purposes the Contingent Stock Consideration Shares are valued at the Acquirer Share Price, and if the value of the Contingent Stock Consideration Shares so withheld is less than the Contingent Escrow Amount, then Acquirer will also withhold Contingent Cash Consideration until the Contingent Escrow Amount has been withheld; and provided further that (a) the amount of cash so withheld from each Company Holder shall be rounded up to the nearest whole cent, and (b) subject to the foregoing, the proportion of cash and stock so withheld from a Company Holder shall be the same for each Company Holder. Any cash so withheld is referred to herein as the “Contingent Escrow Cash” and any Acquirer Common Stock so withheld is referred to as the “Contingent Escrow Shares”. With respect to the Contingent Escrow Cash and Contingent Escrow Shares in the General Escrow Fund, if any, (i) Acquirer will have no obligation to set aside or otherwise segregate or earmark the Contingent Escrow Cash nor will the Contingent Escrow Cash be subject to interest (or similar earnings), (ii) the Contingent Escrow Shares will not be issued or considered outstanding or held of record by any Company Holder, and (iii) no Company Holder will have any right to any portion of the General Escrow Fund until such time as such portion of the General Escrow Fund is released to the Company Holders in accordance with Article 11 and this Section 2.4(b). Until released to the Company Holders in accordance with Article 11, all Contingent Escrow Shares shall not be assignable, transferable or otherwise disposable other than by will, intestate succession or settlement of marital property rights (and in such cases, provided such Escrow Shares remain subject to the terms of this Agreement as security for the Company Holders’ indemnification obligations for Damages under Article 11) or to Acquirer in satisfaction of Claims for Damages.

(c) Representative. By approving this Agreement and the Mergers, all of the Company Holders shall, without the need for any further act of any Company Holder, be deemed to have consented to and approved (i) the use of the Escrow Cash as collateral for Company’s indemnification obligations under Section 11.2, (ii) the appointment of the Representative of the Company Holders and as the attorney-in-fact and agent for and on behalf of each Company Holder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under Article 11 hereof (including, without limitation, the exercise of the power to: authorize delivery to Acquirer of Escrow Cash in satisfaction of claims by Acquirer; agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; resolve any claim made pursuant to Section 11.2; and take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) all of the other terms, conditions and limitations in Article 11 of this Agreement, including but not limited to the powers and rights of the Representative under this Agreement.

2.5 Assumption of Company Options.

(a) Except as otherwise provided in this Section 2.5, effective as of the Effective Time, each then outstanding Company Option shall be assumed by Acquirer and converted into an option to purchase Acquirer Common Stock. Except as otherwise set forth in this Agreement, each Company Option so assumed by Acquirer pursuant to this Section 2.5 shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (a) such assumed Company Option will be exercisable for that number of whole shares of Acquirer Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Acquirer Common Stock, (b) the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Option Exchange Ratio, the resulting number rounded up to the nearest whole cent, (c) each Company Optionholder will be entitled to receive a portion of the Contingent Consideration pursuant to Section 2.8 (subject to Section 2.4(b)) and (d) each option to purchase Acquirer Common Stock resulting from assumption of a Company Option in connection with the Mergers shall be fully vested and exercisable; provided, however, that in the case of any Company Option to which Section 421 of the Code is intended to apply by reason of its qualification under Section 422 of the Code, the exercise price of the Acquirer Option, the number of shares purchasable pursuant to such Acquirer Option and the terms and conditions of exercise of such Acquirer Option shall be determined in order to comply with Section 424 of the Code. The assumption of each Company Option by Acquirer shall be conditioned on the Company Optionholder entering into a written lock-up agreement and termination agreement with Acquirer in the form attached hereto as Exhibit D (each, a “Lock-Up Agreement”) prior to on or about the Closing Date providing that such Company Optionholder will not sell or otherwise dispose of the shares of Acquirer Common Stock issuable upon the exercise thereof for one year after the Effective Time; provided, however, that in the event the employment of any Transferred Employee subject to a Lock-Up Agreement (other than Key Employees) is involuntarily terminated without “cause” (as defined in the Lock-Up Agreement) within one year following the Effective Time, the market standoff provisions of the Lock-Up Agreement (but not the contingent termination provisions) related to such terminated employee shall lapse immediately upon the termination of such employee’s employment. Notwithstanding the foregoing, any Company Options held by a Company Optionholder who does not enter into a Lock-Up Agreement prior to on or about the Closing Date will not be assumed by Acquirer and such Company Options shall terminate at the Effective Time.

(b) Prior to the Effective Time, and subject to the review and approval of Acquirer, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.5 under all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal).

2.6 Other Rights. At the Effective Time, all Company Rights and other rights to acquire shares of Company Common Stock or Company Preferred Stock will, by virtue of the Mergers and without any further action on the part of Acquirer, Company or any holder thereof, be terminated and cancelled without any conversion or assumption thereof.

2.7 Purchase Price Adjustment; Working Capital Holdback. Notwithstanding any other provision of this Agreement, at the Effective Time, Acquirer will withhold from the Company Closing Stockholder Cash Consideration otherwise payable to the Company Stockholders an amount of cash equal to $2,000,000 (the “Working Capital Holdback”). The Working Capital Holdback shall be withheld from the Company Stockholders in proportion to the amount of cash that all Company Stockholders would otherwise be entitled to receive based on each Company Stockholder’s Pro Rata Share of the Working Capital Holdback.

(a) As soon as practicable (and in any event within sixty (60) days following the Closing), Acquirer shall prepare and deliver to the Representative the Company Final Balance Sheet and a calculation of Company’s Working Capital based on such Company Final Balance Sheet (the “Final Working Capital Calculation”). Acquirer shall provide the Representative with access to such work papers and back-up materials relating to the Final Working Capital Calculation as are reasonably requested by the Representative. The Company

Final Balance Sheet and the Final Working Capital Calculation shall be conclusive and binding on the parties hereto and the Company Holders unless the Representative gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such dispute (a “Purchase Price Objection Notice”) to Acquirer within thirty (30) days after its receipt of the Company Final Balance Sheet and Final Working Capital Calculation. If the Representative delivers a Purchase Price Objection Notice as provided above, Acquirer and the Representative shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto and the Company Holders. If Acquirer and the Representative are unable to resolve, despite good faith negotiations, all disputes reflected in the Purchase Price Objection Notice within ten (10) days thereafter (the “Purchase Price Resolution Period”), then the parties will, within ten (10) days after the expiration of the Purchase Price Resolution Period, submit the Company Final Balance Sheet and the Final Working Capital Calculation to Acquirer’s independent accounting firm (or such other Person as Acquirer and the Representative shall mutually agree) (the “Accounting Firm”) for review. The determination of the Accounting Firm with respect to the Company Final Balance Sheet and the Final Working Capital Calculation based on its review will be binding and final on all parties hereto and on the Company Holders. The fees and expenses of the Accounting Firm for such review shall be split equally between the Company Holders (by deduction from the Working Capital Holdback) and Acquirer. Company’s Working Capital reflected in the Final Working Capital Calculation, as revised to reflect the resolution of any and all disputes by the parties hereto and/or the review of the Accounting Firm, shall be deemed to be the “Working Capital” for all purposes in this Agreement.

(b) The “Adjustment Amount” (which may be a positive or negative number) shall equal the difference obtained by subtracting the Working Capital Target from the Working Capital. The Working Capital Holdback shall be paid to the Company Stockholders and/or the Acquirer (or the Surviving Corporation) as follows:

(i) If the Adjustment Amount is positive (i.e., Working Capital exceeds the Working Capital Target), then the Company Stockholders shall be entitled to receive the Adjustment Amount plus the Working Capital Holdback (less any deduction for Accounting Firm review fees and expenses), which Acquirer will pay (or cause the Surviving Corporation to pay) to the Company Stockholders in proportion to each Company Stockholders’ Pro Rata Share of such amount within five (5) business days of the final determination of the Working Capital pursuant to Section 2.7(a) above;

(ii) If the Adjustment Amount is zero, then the Company Stockholders shall be entitled to receive the Working Capital Holdback (less any deduction for Accounting Firm review fees and expenses), which Acquirer will pay (or cause the Surviving Corporation to pay) to the Company Stockholders in proportion to each Company Stockholders’ Pro Rata Share of such amount within five (5) business days of the final determination of the Working Capital pursuant to Section 2.7(a) above;

(iii) If the Adjustment Amount is negative, but the absolute value of the Adjustment Amount is less than or equal to the Working Capital Holdback (less any deduction for Accounting Firm review fees and expenses), then (A) Acquirer shall be entitled to retain the absolute value of the Adjustment Amount from the Working Capital Holdback and (B) Company Stockholders shall be entitled to receive from Acquirer an amount of cash equal to (1) the Working Capital Holdback (less any deduction for Accounting Firm review fees and expenses) minus (2) the absolute value of the Adjustment Amount, which Acquirer will pay (or cause the Surviving Corporation to pay) to the Company Stockholders in proportion to each Company Stockholders’s Pro Rata Share of such amount (if greater than zero) within five (5) business days of the final determination of the Working Capital pursuant to Section 2.7(a) above; or

(iv) If the Adjustment Amount is negative, but the absolute value of the Adjustment Amount is greater than the Working Capital Holdback (less any deduction for Accounting Firm review fees and expenses), then (A) the Company Stockholders shall not be entitled to receive any portion of the Working Capital Holdback, (B) Acquirer shall be entitled to retain the entire Working Capital Holdback and (C) an amount equal to (1) the absolute value of the Adjustment Amount minus (2) the Working Capital Holdback (as reduced by any deduction for Accounting Firm review fees and expenses pursuant to Section 2.7(a)) shall be subtracted from the Contingent Cash Consideration, if any, or if the Contingent Cash Consideration is insufficient, shall be deemed Damages for purposes of Article 11 (recoverable from the General Escrow Fund).

In the event that any amount of the Working Capital Holdback is retained by Acquirer pursuant to subsections (iii) and (iv) above, then no Company Stockholders shall have any right to receive such amount withheld.

2.8 Contingent Consideration.

(a) Computation of Contingent Consideration. As promptly as practicable after December 15, 2006, but not later than February 5, 2007, Acquirer shall deliver to the Representative a written report setting forth Acquirer’s reasonable good faith computation of the Contingent Consideration, together with data supporting such calculation. Except as provided elsewhere in this Agreement, the calculation of the Contingent Consideration shall be as set forth on Schedule 2.8.

(b) Resolution of Calculation. Within 10 days following Acquirer’s delivery of the report described in Section 2.8(a), the Representative may object to the calculation of the Contingent Consideration by delivering a written notice to Acquirer stating in reasonable detail the Representative’s objections to the determination of the Contingent Consideration. During such 10-day period, Acquirer will provide the Representative with access at reasonable times to Company’s work papers and back-up materials relating to the calculation of the Contingent Consideration as are reasonably requested by the Representative. Following Acquirer’s receipt of such notice, the Representative and Acquirer shall attempt to negotiate in good faith to resolve the matter. In the event that the Representative and Acquirer fail to agree on Acquirer’s determination of the Contingent Consideration within 15 business days after Acquirer receives the Objection Notice, the Company Holders and Acquirer shall submit Acquirer’s calculation of Contingent Consideration to the Accounting Firm for review, which shall, within the 30-day period immediately following such 15-day period, make the final determination of the Contingent Consideration. Such determination shall be final and binding on the Parties.

(c) Payment of Contingent Consideration to Company Holders.

(i) Company Stockholders. On the later of (A) February 15, 2007 and (B) five (5) business days from such day (the “Contingent Consideration Determination Date”) that the Contingent Consideration has been finally determined pursuant to Section 2.8(a) and 2.8(b) above (such later date, the “Contingent Consideration Payment Date”), (x) Acquirer shall pay to each Company Stockholder, subject to Section 2.4(b) and Article 11, an amount in cash equal to such Company Holder’s Pro Rata Share of the Contingent Cash Consideration (rounded to the nearest whole cent) and (y) Acquirer shall issue to each Company Stockholder, subject to Section 2.4(b) and Article 11, a number of shares of Acquirer Common Stock equal to such Company Holder’s Pro Rata Share of the Contingent Stock Consideration Shares (rounded down to the nearest whole share). In the event the sum of (A) the product of (l) the number of shares of Acquirer Common Stock issued in the First Merger pursuant to Section 2.2(b) (after taking into account any adjustment pursuant to Section 2.2(f) but not taking into account any such shares issued into the General Escrow Fund or the Special Escrow Fund pursuant to the last sentence of such section) multiplied by (m) the Closing Date Acquirer Stock Valuation, plus (B) the product of (n) the number of shares of Acquirer Common Stock issuable pursuant to the foregoing provisions of this Section 2.8(c)(i) (before application of this sentence) (without taking into account any such shares issued into the Contingent Escrow) multiplied by (o) the lesser of (I) the Closing Date Acquirer Stock Valuation or (II) the Earn-Out Date Acquirer Stock Valuation is less than forty percent (40%) of the sum of (C) the amount described in clause (A) of this sentence, (D) the amount described in clause (B) of this sentence, plus (E) the Closing Company Stockholder Cash Consideration (including any amount deposited into escrow pursuant to Section 2.4(a), plus (F) the amount of cash payable pursuant to the foregoing provisions of this Section 2.8(c)(i) (without regard to this sentence), plus (G) the amount of cash paid in lieu of fractional shares pursuant to Section 2.2(d), plus (H) the total amount listed on Schedule 2.2(f) of the Company Disclosure Letter, the amount of cash and the number of shares of Acquirer Common Stock payable pursuant to this Section 2.8(c)(i) shall be adjusted so that (I) the sum of (J) the product of the Contingent Stock Consideration Shares multiplied by the Contingent Consideration Payment Date Acquirer Stock Valuation, and (K) the Contingent Cash Consideration shall be equal to the amount of such sum if the adjustment pursuant to this sentence had not occurred and (II) the sum of the amounts described in clauses (A) and (B) shall be forty percent (40%) of the sum of the amounts described in clauses (C), (D), (E), (F), (G) and (H). This sentence is intended to ensure that the Mergers, collectively, will satisfy the continuity of interest requirement of Treas. Reg. Section 1.368-1(e), and shall be applied in a manner consistent with such intention.

(ii) Company Optionholders. On the later of February 15, 2007 and five (5) business days from such time as the Contingent Consideration has been finally determined pursuant to Section 2.8(a) and 2.8(b) above, (x) Acquirer shall pay to each Company Optionholder, subject to Section 2.4(b) and Article 11, an amount in cash equal to such Company Holder’s Pro Rata Share of the Contingent Cash Consideration (rounded to the nearest whole cent) and (y) Acquirer shall issue to each Company Optionholder, subject to Section 2.4(b) and Article 11, a number of shares of Acquirer Common Stock equal to such Company Holder’s Pro Rata Share of the Contingent Stock Consideration Shares (rounded down to the nearest whole share); provided, however, that no Company Optionholder whose option is assumed by Carbon or is not terminated in connection with the Mergers shall be entitled to receive Contingent Cash Consideration or Contingent Stock Consideration Shares in respect of any Company Options held by such Company Optionholder unless such Company Optionholder executes and delivers to Acquirer a Lock-Up Agreement prior to or on or about the Closing Date; provided further to the extent that a portion of the aggregate Contengent Consideration payable to Company Optionholders is not paid, or is recovered from a Company Optionholder, as a result of the foregoing proviso, such Contingent Consideration shall be distributed to the other Company Holders according to each Company Holder’s Pro Rata Share (with such unpaid Company Optionholder excluded from the calculation of such Company Holder’s Pro Rata Share).

2.9 Effects of the Mergers.

(a) First Merger.

(i) General. At the Effective Time, the effect of the First Merger will be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of Company and Sub 1 will vest in the First Merger Surviving Corporation, and all Liabilities and duties of Company and Sub 1 will become the Liabilities and duties of the First Merger Surviving Corporation.

(ii) Certificate of Incorporation and Bylaws of First Merger Surviving Corporation. Unless otherwise determined by Acquirer prior to the Effective Time, the Certificate of Incorporation and Bylaws of the Company will be amended and restated as of the Effective Time in their entirety to be identical to the Certificate of Incorporation and Bylaws (other than the name of the First Merger Surviving Corporation) of Sub 1 as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation and be the Certificate of Incorporation and Bylaws of the First Merger Surviving Corporation immediately after the Effective Time.

(iii) Directors and Officers. At the Effective Time, the initial directors of the First Merger Surviving Corporation will be the directors of Sub 1 immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the initial officers of the First Merger Surviving Corporation will be the officers of Sub 1 immediately prior to the Effective Time, until their respective successors are duly appointed.

(b) Second Merger.

(i) General. At the effective time of the Second Merger, the effect of the Second Merger will be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the effective time of the Second Merger, all of the property, rights, privileges, powers and franchises of the First Merger Surviving Corporation and Sub 2 will vest in the Surviving Corporation, and all Liabilities and duties of the First Merger Surviving Corporation and Sub 2 will become the Liabilities and duties of the Surviving Corporation.

(ii) Certificate of Incorporation and Bylaws of Surviving Corporation. Unless otherwise determined by Acquirer prior to the effective time of the Second Merger, the Certificate of Incorporation and Bylaws of Sub 2 will be amended and restated as of the effective time of the Second Merger in their entirety to be identical to the Certificate of Incorporation and Bylaws of Sub 2 as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation and be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the effective time of the Second Merger; provided, however, that at the effective time of the Second Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation shall be “Outtask LLC”.

(iii) Directors and Officers. At the effective time of the Second Merger, the initial directors of the Surviving Corporation will be the directors of Sub 2 immediately prior to the effective time of the Second Merger, until their respective successors are duly elected or appointed and qualified. At the effective time of the Second Merger, the initial officers of the Surviving Corporation will be the officers of Sub 2 immediately prior to the effective time of the Second Merger, until their respective successors are duly appointed.

2.10 Securities Law Issues. Based in part on the representations of the Company Stockholders made in the Investment Representation Letters, the shares of Acquirer Common Stock to be issued in the Mergers will be issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act and exemptions from qualification under applicable state securities laws; provided that if such an exemption is not available (in Acquirer’s good faith reasonable judgment), Acquirer may elect (in its sole discretion) to pursue an alternative exemption, in connection with which Company will provide reasonable cooperation to ensure compliance. Except as specifically provided in Section 6.2, Acquirer will not be responsible in any way for compliance by Company Holders with all federal and state securities laws regarding the sale, transfer or other disposition of the shares of Acquirer Common Stock to be issued in the Mergers.

2.11 Reorganization. The parties hereto intend that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Code, (i) the parties hereto shall treat the First Merger and the Second Merger as integrated steps in a single transaction as contemplated by this Agreement, (ii) by executing this Agreement, the parties hereto hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and (iii) each of the Company, Sub 1, Sub 2 and Acquirer shall report the Mergers, collectively, as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code. However, Acquirer makes no representations or warranties to Company or to any Company Stockholder or other holder of Company Rights regarding the tax treatment of the Mergers, whether the Mergers will qualify, collectively, as a plan of reorganization under the Code, or any of the tax consequences to any Company Stockholder or other holder of Company Rights of this Agreement, the Mergers or any of the other transactions or agreements contemplated by this Agreement, and Company and the Company Stockholders acknowledge that Company and the Company Stockholders are relying solely on the tax advice of their own tax advisors in connection with this Agreement, the First Merger and the Mergers and the other transactions and agreements contemplated by this Agreement. Each party hereto shall use all commercially reasonable efforts (A) to cause the Mergers to qualify, and (B) to not take any actions or cause any actions to be taken which could reasonably be expected to prevent the Mergers from qualifying, as a reorganization under Section 368(a) of the Code. Nothing in this Section 2.11 shall relieve Acquirer of liability, if any, in the event the Mergers fail to qualify as a reorganization as a result of (i) the failure to consummate the Second Merger, (ii) the breach of any representation in Section 4.6, or (iii) the breach of the covenants contained in clause (B) of the immediately preceding sentence.

2.12 Further Assurances. If, at any time before or after the Effective Time, Acquirer believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Corporation, Sub 1, Sub 2 or Acquirer, title to any property or rights of Company as provided herein or to consummate the First Merger or the Second Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then each party hereto and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Corporation, to consummate the First Merger and the Second Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Acquirer that, except as set forth in the letter addressed to Acquirer by Company that is executed by the President and the Chief Financial Officer of Company and dated as of the Agreement Date (including all schedules thereto), which has been delivered by Company to Acquirer concurrently herewith (the “Company Disclosure Letter”) referencing a specific representation, warranty or statement herein (clearly indicating the applicable section and, if applicable, subsection (provided, however, that disclosures in any section of the Company Disclosure Letter or the schedules thereto shall qualify such other sections where it is readily apparent from a reading of such disclosure that it also applies to such other sections, and there is not omitted from the information disclosed any information which could have the effect of rendering the information so disclosed not misleading in any respect, and provided that Company has used good faith commercially reasonable efforts to include a cross reference to such section has been included in such other sections), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement (notwithstanding any statement in the Company Disclosure Letter to the contrary), the statements contained in the Company Disclosure Letter and its schedules and exhibits will also be deemed to be representations and warranties made and given by Company under this Article 3. Except for the representations, warranties and statements set forth in this Agreement, the Company Ancillary Agreements and the Company Disclosure Letter, Company makes no other representation or warranty (either express or implied) with respect to the transactions contemplated hereby.

3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has continuously been in good standing under the laws of the State of Delaware at all times since its inception. Company has the power and authority to own, operate and lease its properties and to carry on the Company Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary except where lack of such qualification could not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Each jurisdiction where the character of the Company’s properties owned or leased or the nature of the Company’s activities make such qualification or licensing necessary and each jurisdiction in which the Company is qualified or licensed to do business is listed on Schedule 3.1 of the Company Disclosure Letter. Company is not in violation of its Certificate of Incorporation or Bylaws. Company is not a general or limited partner of any general partnership, limited partnership or other entity.

3.2 Subsidiaries; Offices. Company has no Subsidiaries or any equity interest, direct or indirect, in, or loans to, any corporation, partnership, limited liability company, joint venture or other entity. Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in, or capital contribution in or on behalf of any other Person. Company has no other offices other than Company’s headquarters located in Alexandria, Virginia. Except as set forth on Schedule 3.2 of the Company Disclosure Letter, all employees of Company work in Company’s headquarters.

3.3 Power, Authorization and Validity.

(a) Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and all Company Ancillary Agreements. The execution, delivery and performance by Company of this Agreement and the Company Ancillary Agreements, and the Mergers, have been duly and validly approved and authorized by the Board of Directors of Company and the Company Stockholders, and this Agreement has been duly executed and delivered by Company.

(b) No governmental filing, authorization, consent or approval is necessary to enable Company to enter into, and to perform its obligations under, this Agreement and the Company Ancillary Agreements, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

(c) This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization.

(a) Authorized and Outstanding Capital Stock of Company. The authorized capital stock of Company consists solely of 40,000,000 shares of Company Class A Common Stock, 10,300,617 shares of Company Class B Common Stock, 9,895,834 shares of Company Series A-1 Preferred Stock, 7,754,630 shares of Company Series A-2 Preferred Stock, 3,277,959 shares of Company Series B-1 Preferred Stock and 2,545,987 shares of Company Series B-2 Preferred Stock. A total of 17,160,233 shares of Company Class A Common Stock and no shares of Company Class B Common Stock are issued and outstanding as of the Agreement Date. A total of 2,141,204 shares of Company Series A-1 Preferred Stock, no shares of Company Series A-2 Preferred Stock, 731,972 shares of Company Series B-1 Preferred Stock and no Company Series B-2 Preferred Stock are issued and outstanding as of the Agreement Date. The numbers of issued and outstanding shares of Company Common Stock and Company Preferred Stock held by each Company Stockholder are set forth in Schedule 3.4(a) of the Company Disclosure Letter, and no shares of Company Common Stock or Company Preferred Stock are issued or outstanding as of the Agreement Date that are not set forth in Schedule 3.4(a) of the Company Disclosure Letter and no such shares will be issued or outstanding as of the Closing Date that are not set forth in Schedule 3.4(a) of the Company Disclosure Letter except for shares of Company Common Stock issued pursuant to the exercise of Company Options listed in Schedule 3.4(b)-1 of the Company Disclosure Letter that are outstanding as of the Agreement Date. Company holds no treasury shares. To Company’s knowledge, each Company Stockholder has good and marketable title to that number of shares of Company Common Stock and/or Company Preferred Stock as set forth beside such Company Stockholder’s name on Schedule 3.4(a) of the Company Disclosure Letter, free and clear of any Encumbrance or any restrictions on voting other than pursuant to the Voting Agreement. The information set forth on the Spreadsheet will be, as of the Closing Date, true and correct. Except as set forth on Schedule 3.4(a) of the Company Disclosure Letter, all issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by Company in compliance in all material respects with all Applicable Laws and all requirements set forth in applicable Contracts. As of the Effective Time, there will be no Liability for dividends accrued and unpaid by Company.

(b) Options, Warrants and Rights. Company has reserved an aggregate of 6,961,000 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options). Company has granted no options outside of the Company Stock Plan. A total of 6,631,893 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date. Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, and (iii) the number of shares covered by such Company Option. There are no unvested Company Options that will not be fully accelerated by the consummation of the Mergers or the transactions contemplated hereby. The terms of the Company Stock Plan permit the assumption of the Company Options as provided in this Agreement, without the consent or approval of the holders of such Company Options or the Company Stockholders. A true and correct copy of the

Company Stock Plan, the standard agreement under the Company Stock Plan and each agreement for each Company Option that does not conform to the standard agreement under the Company Stock Plan have been delivered by Company to Acquirer or Acquirer’s legal counsel. Except as provided on Schedule 3.4(b)-3 of the Company Disclosure Letter, all outstanding Company Options have been issued and granted in compliance in all material respects with all requirements of Applicable Laws and all requirements set forth in applicable agreements or instruments. Except for Company Options and the conversion rights of the Company Preferred Stock, there are no Company Rights outstanding.

(c) No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, the Company Stockholder Agreements (which will be terminated prior to the Effective Time and will have no further effect after the Effective Time) and the Voting Agreement, there are no voting agreements or proxies applicable to any outstanding shares of Company Capital Stock, any Company Options or to the conversion of any shares of Company Capital Stock in the Mergers pursuant to any Contract to which Company is a party, the Certificate of Incorporation or Bylaws of the Company or, to Company’s knowledge, pursuant to any other Contract. Except as provided in the Company Registration Agreement (which will be terminated prior to the Effective Time and will have no further effect after the Effective Time), Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued. Except as provided in the Company Stockholders Agreements (which will be terminated prior to the Effective Time and will have no further effect after the Effective Time), there are no rights of first offer or refusal, preemptive rights, co-sale rights or other similar rights or restrictions applicable to any outstanding securities of Company.

3.5 No Conflict. Except as set forth on Schedule 3.5 of the Company Disclosure Letter, the execution and delivery of this Agreement and the Company Ancillary Agreements by Company, and the consummation of transactions contemplated hereby or thereby, will not (i) conflict with or result in any violation of (with or without notice or lapse of time or both) any provision of the Certificate of Incorporation or Bylaws of Company, or (ii) conflict with or violate in any material respect any Applicable Law applicable to Company or any of its material assets or properties, or (iii) require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party to ensure that, following the Effective Time, any agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding, binding commitment, material instrument (including any note, bond, mortgage or indenture), lease, license, permit, franchise, assignment, transaction, obligation or Material Agreement (as defined in Section 3.12) to which Company is a party or by which Company or any of its material assets or properties are bound or affected in order to continue to be in full force and effect without any breach or violation thereof, other than, in the case of clause (iii) above, such consents, approvals, assignments, notices, releases, waivers, authorizations or other certificates (other than those that related to Material Agreements) which are not material to Company’s business, operations, assets, properties, operating results or financial condition, individually or in the aggregate. Except as set forth on Schedule 3.5 of the Company Disclosure Letter, neither Company’s entering into this Agreement nor the consummation of the First Merger or the Second Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement will give rise to, or trigger the application of, any rights of any third party under (i) any Material Agreement or (ii) under Contracts to which Company is a party which are collectively material to the Company, that would come into effect upon the consummation of the Mergers.

3.6 Litigation. Except as set forth on Schedule 3.6 of the Company Disclosure Letter, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Company (or against any officer, director, employee, agent or other similar representative of Company in their capacity as such or relating to their employment, services or relationship with Company) before any Governmental Authority or private arbitrator, nor, to Company’s knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened, nor is there any reasonable basis therefor. There is no judgment, decree, injunction, rule or order of any Governmental Authority or private arbitrator outstanding against Company. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending, or to Company’s knowledge, threatened related to the prior employment of any of Company’s employee or consultants, their use in connection with Company’s business, products or services of any information, technology or techniques allegedly proprietary to any of the former employers, clients or other parties, or their obligations under any agreements with prior employees, clients or other parties, nor, to Company’s knowledge, is there any reasonable basis therefor. Company has not received any unsolicited offers to license the Intellectual Property Rights of any third party.

3.7 Company Financial Statements.

(a) Company has delivered to Acquirer its audited balance sheets as of December 31, 2004, December 31, 2003 and December 31, 2002 and its audited income statements and statements of cash flows for the years then ended, and its unaudited balance sheet (the “Balance Sheet”) as of October 31, 2005 (the “Balance Sheet Date”), its unaudited income statement and statement of cash flows for the nine (9) month period then ended, the month then ended and the quarter ended October 31, 2005, an unaudited detailed reconciliation by general ledger account for the Balance Sheet as of the Balance Sheet Date, and an unaudited working capital schedule by general ledger account as of the Balance Sheet Date (collectively, the “Financial Statements”). The Financial Statements (a) are derived from and are in accordance with the books and records of the Company, (b) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods except, with respect to unaudited Financial Statements, for any absence of notes thereto and subject to normal year-end audit adjustments, (d) fairly and accurately present the financial condition of Company at the respective dates specified therein and the results of operations and cash flows for the respective periods specified therein in conformity with GAAP applied on a consistent basis; and (e) are true, complete and correct in all material respects. Company has no Liability, except for (a) those set forth in the Financial Statements, (b) those which are of a nature not required by GAAP to be reflected on the Financial Statements, (c) those disclosed in Schedule 3.7(a) of the Company Disclosure Letter, and (d) those incurred in the ordinary course of Company’s business, consistent with past practice, that are not material in amount either individually or collectively and which do not result from any breach of contract, tort or violation of law. Except for Liabilities reflected in the Financial Statements, Company has no off balance sheet Liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Company. All reserves established by Company that are set forth or reflected on the Balance Sheet have been established in accordance with GAAP.

(b) Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company, and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Company nor, to Company’s knowledge, Company’s independent auditors or any current or former employee, consultant or director of Company, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company, whether or not employed by the Company, has reported to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its officers, directors, employees or agents. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by said Statement No. 5. There has been no change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.

(c) Schedule 3.7(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.8 [Intentionally Deleted.]

3.9 Taxes.

(a) Company has timely (taking into account extensions of time to file) filed all Tax Returns required to be filed by Company. All such Tax Returns are true, complete and correct in all material respects. Except as provided in Schedule 3.9 of the Company Disclosure Letter, Company has paid when due all taxes required to be paid in respect of all periods for which Tax Returns have been filed, has made all necessary estimated tax payments, and has no Liability for taxes for any period or portion of a period prior to the Effective Time in excess of the amount so paid, except to the extent (i) adequate reserves therefor have been established in the Financial Statements, or (ii) such Liability was incurred after the Balance Sheet Date in the ordinary course of business and consistent with prior practice. To Company’s knowledge, no deficiencies for any tax have been threatened, claimed, proposed or assessed against Company which have not been settled or paid. No Tax Return of Company has ever been audited by the Internal Revenue Service or any other taxing agency or authority, no such audit is in progress and the Company has not been notified of any request for such an audit or other examination. No adjustment relating to any Tax Returns filed by Company has been proposed in writing, formally or informally, by any tax authority to Company (or any representative thereof). Company has made available, and delivered, if requested, to Acquirer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company. Company has established adequate reserves (as determined in accordance with GAAP) on (or reflected in) the Company’s Balance Sheet for any current or deferred tax Liabilities and for any tax Liability triggered or incurred as a result of the transactions contemplated herein. There is no claim for Taxes being asserted against Company that has result in a lien against the property of Company other than liens for Taxes not yet due and payable. There is not in effect any waiver by Company of any statute of limitations with respect to any taxes or agreement to any extension of time for filing any Tax Return which has not been filed, and Company has not consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing authority. Company is not a party to, and does not owe any amount under, any tax-sharing, tax allocation or tax indemnity agreement nor does Company have any liability or potential liability to another party under any such agreement. Company has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Company).

(b) Company has not been and will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Mergers.

(c) Company has not disclosed on its Tax Returns any tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(d) Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder or which was or is a “Listed Transaction” or a “Reportable Transaction” as those terms are defined in the Code and the Treasury regulations thereunder.

(e) Company has no liability for the taxes of any Person (other than Company) under Section 1.1502-6 of the Treasury Regulations issued under the Code (the “Regulations”) (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(f) Company has disclosed in Schedule 3.9(f) of the Company Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Regulations.

(g) Company has complied with all Applicable Laws relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws, including federal and state income taxes, FICA, Medicare and FUTA, and has timely filed all withholding tax returns.

(h) Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Regulations, and Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Regulations.

(i) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of Company or ERISA Affiliate (as defined below) to which Company is a party or by which Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 3.9(i) of the Company Disclosure Letter lists each Person who Company reasonably believes is, with respect to Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(j) Company is not a party to any agreement, plan, contract or arrangement pursuant to which compensation is or would be includible in the gross income of an employee, director, or independent contractor of Company to which interest or any additional tax would apply as a result of Code Section 409A.

(k) Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code either in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

(l) Company will not be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(m) Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(n) [Intentionally Deleted.]

(o) Company has in its possession official foreign government receipts for any taxes paid by it to any foreign Tax Authorities.

(p) Company has provided to the Acquirer all documentation relating to any applicable tax holidays or incentives. Company is in compliance with the requirements for any applicable tax holidays or incentives and none of the tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

3.10 Title to Assets and Properties; Condition of Equipment and Property. Company has good and marketable title to or, in the case of leased properties and assets, valid leasehold interests in, all of its assets (other than Company IP Rights) and properties used in the Company Business or as shown on the Balance Sheet included in the Financial Statements, free and clear of any Encumbrance (other than Permitted Liens and such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and which do not materially detract from the value thereof or materially interfere with the use thereof or the use affected thereby (as currently used by Company)), except assets disposed of in the ordinary course of business, consistent with past practice. Such assets constitute all of the assets that are reasonably necessary for the continued operation of the business of Company consistent with its current practice. Schedule 3.10 to the Company Disclosure Letter sets forth a complete and accurate list of all liens for taxes or assessments and similar charges which are being contested in good faith by the Company. All leases of real or personal property to which Company is a party are fully effective in accordance with their respective terms. To Company’s knowledge, Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Company received any notice of violation of law with which it has not complied. Company does not own any real property. Schedule 3.10 to the Company Disclosure Letter sets forth a complete and accurate list and a brief description of (i) all personal property owned or leased by Company with an individual value of $2,500 or greater per item and (ii) all personal property of Company subject to capitalized equipment leases.

3.11 Absence of Certain Changes. Since the Balance Sheet Date, Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the Balance Sheet Date, and except as set forth on Schedule 3.11 of the Company Disclosure Letter, there has not been with respect to Company:

(a) any Material Adverse Change;

(b) any Liability incurred as guarantor or surety with respect to the obligations of others;

(c) any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of moneys;

(d) any making of any loan, advance or capital contribution to, or investment in, any Person other than loans or advances to employees for travel and other reimbursable expenses made in the ordinary course of business, consistent with past practice;

(e) any Encumbrance placed on any of its properties or granted with respect to any of its assets other than Permitted Liens;

(f) any purchase, license, sale or other disposition, or any Contract for the purchase, license, sale or other disposition or transfer, of any properties, assets or goodwill of Company other than a license of any product or products of Company in the ordinary course of business consistent with past practice;

(g) any material damage, destruction or loss, whether or not covered by insurance, affecting properties, assets or business;

(h) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, any split, stock dividend, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition by it of its capital stock;

(i) any entry into, amendment of, relinquishment, termination or nonrenewal by it of any Contract or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of, or payments to it in excess of, $25,000 individually or $100,000 in the aggregate;

(j) any payment or discharge of an Encumbrance or Liability on any of its assets or properties, which Encumbrance or Liability was not either (i) shown on the Balance Sheet included in the Financial Statements or (ii) incurred in the ordinary course of business, consistent with past practice, after the Balance Sheet Date;

(k) any Liability incurred by it to any of its officers, directors or stockholders;

(l) any amendment or change in its Certificate of Incorporation or Bylaws;

(m) any deferral of the payment of any accounts payable outside the ordinary course of business or in an amount which is material, or any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

(n) any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(o) any labor dispute or claim of unfair labor practices;

(p) any change in compensation or the status of employment of any Key Employee;

(q) any termination of employment of employees outside the ordinary course of business consistent with past practice;

(r) any sale, issuance, creation, grant or authorization of the issuance or grant of (i) any shares of its capital stock of any class or series or other security (other than (A) options issued to its employees in the ordinary course of business, consistent with past practice, and identified in Schedule 3.4(b)-1 of the Company Disclosure Letter (all of which had been granted as of the Agreement Date), or (B) pursuant to the exercise of outstanding Company Options identified on Schedule 3.4(b)-1 of the Company Disclosure Letter); (ii) any option, call, warrant, obligation, subscription or other right to acquire any capital stock or any other security, except for Company Options identified on Schedule 3.4(b)-1 of the Company Disclosure Letter; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(s) any material modification of the benefits payable, or to become payable, to any of its officers, directors or employees, or any increase in the compensation (including severance compensation) payable, or to become payable, to any of its officers, directors or employees, or any bonus payment or arrangement made to or with any of such officers, directors or employees, except salary increases (not in excess of ten percent (10%) for any individuals who are not its officers or directors) in the ordinary course of business, consistent with past practice, in connection with promotions or annual performance evaluations;

(t) any increase in or material modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) identified on Schedule 3.18(b) of the Company Disclosure Letter made to, for or with any of its officers, directors or employees;

(u) any material modification or change to the right to exercise or convert, to the exercise or purchase prices of, any of its capital stock or other securities, or any acceleration or other modification of (i) the vesting of or right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(v) any Contract made by it to do any of the foregoing or to take any action which, if taken before the Agreement Date, would have made any representation or warranty set forth in Article 3 untrue or incorrect as of the date when made;

(w) any waiver by Company of a valuable right or of any material debt owed to it;

(x) any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code; or

(y) any agreement or commitment by Company to do any of the things described in (a)-(x) above.

3.12 Contracts and Commitments/Licenses and Permits. Schedule 3.12 to the Company Disclosure Letter sets forth a list of (i) each of the written or oral contracts, agreements, commitments or other instruments to which Company is a party or to which Company or any of its assets or properties is bound that are described below in this Section 3.12 and (ii) each of the licenses and permits held by Company that are described below in this Section 3.12 (grouped according to the categories attached hereto as Schedule X to this Agreement):

(a) any distribution, marketing, reseller, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology owned, marketed, licensed or provided by Company;

(b) any continuing contract, arrangement or commitment for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from Company in an amount in excess of $25,000 per annum which is not terminable on ninety (90) or fewer days’ notice without cost or other liability to Company;

(c) any contract, arrangement or commitment in which Company has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights with respect to any product, service, technology or Intellectual Property Rights that is now or hereafter owned by, provided to, or provided by, Company;

(d) any grant, authorization, contract or agreement between Company and any Governmental Authority;

(e) any contract, arrangement or commitment providing for the development of any software, content (including without limitation textual content and visual or graphics content), technology or Intellectual Property Rights by or for (or for the benefit or use of) Company;

(f) any contract, arrangement or commitment (including without limitation any agreement, contract or arrangement described in Section 3.14 hereof) providing for the purchase, lease or license of any software, content (including without limitation textual content and visual or graphics content), data (including but not limited to electronically stored data), technology or Intellectual Property to (or for the benefit or use of) Company (indicating under which of such contract, arrangements or commitments Company pays royalties or similar payments to any third party); but excluding object-code licenses for software that is generally available to the public at retail stores or which is generally available on standard, non-negotiable license terms at a per copy license fee of less than $2,000 per copy);

(g) any contract, arrangement or commitment pursuant to which Company has sold, leased or licensed any rights in or to any products, software, content (including without limitation textual content and visual or graphics content), data (including electronically stored data), technology or Intellectual Property Rights to any third party, including but not limited to any agreement, contract or arrangement regarding Company Source Code described in Section 3.14(i) or under which it agrees to encumber, not assert, transfer or sell rights in or with respect to any software, content, data, technology or Intellectual Property or to provide source code to any third party;

(h) any joint venture or partnership contract, arrangement or commitment, any contract, arrangement or commitment relating to a limited liability company, or any other agreement which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by Company with any other party;

(i) any contract, arrangement or commitment for or relating to the employment or hiring for services of any officer, director, employee, consultant or independent contractor of Company or any other type of contract or understanding with any director, officer, employee or consultant of Company that is not immediately terminable by Company without cost or other liability, including but not limited to any contract or agreement requiring Company to make a payment to any officer, director, employee, consultant or independent contractor on account of the Mergers or any transaction contemplated by this Agreement or agreement that is an exhibit to this Agreement;

(j) any indenture, mortgage or trust deed encumbering any asset or property of Company, any promissory note of Company, any credit line, credit facility, loan agreement or other contract, arrangement or commitment for the borrowing of money pursuant to which Company may borrow or loan funds, any security agreement encumbering any asset or property of Company, any security agreement encumbering any asset or property of a third party for the benefit of Company, any guarantee or indemnity by Company of any obligation or indebtedness of another party or any guarantee of any obligation or indebtedness or Liability of Company, and any contract, arrangement or commitment for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(k) any lease or other contract, arrangement or commitment under which Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $25,000 per annum, and any agreement for the sale, purchase or disposition of any real property;

(l) any contract, arrangement or commitment for the sale, licensing or leasing by or to Company of any assets, properties, products, services (including network access or network services) or rights having a value in excess of $25,000 or which is material to Company’s business as currently conducted;

(m) any agreement that (i) restricts Company (including by the grant of exclusive rights) from engaging in any aspect of its business, from engaging, participating or competing in any line of business or market or that restricts Company from engaging in any business in any market, with any customer(s) or in any geographic area (ii) grants any exclusive rights, including any exclusivity with respect to any product, service, market, industry, field of use or geographic territory, or (iii) requires the ongoing payment of any royalties or periodic fees or payments by Company;

(n) any application hosting, application management, application usage, website hosting, website linking, consent or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar agreement relating to any aspect or element of any of the Company Websites or any other website or use of the public internet, or the extranet or intranet of any Person;

(o) any agreement or plan (including but not limited to any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or any other securities of Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(p) any contract, arrangement or commitment under which Company provides any advice or services to any third party, including, without limitation any consulting, professional or software implementation, deployment or development services (including, for each such contract, arrangement or commitment, a description of the percentage of completion and expected additional hours, resources and costs to complete such services);

(q) any contract with or commitment to any labor union or any collective bargaining agreement or similar agreement with employees of Company;

(r) any agreement pursuant to which Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, including disclosure of (1) whether Company has outstanding obligations to make contingent payments in respect of the business, entity or assets acquired, (2) whether the business, entity or assets acquired (or the former stockholders or other owners thereof) have ongoing indemnification obligations to Company and (3) whether Company has ongoing indemnification obligations to the business, entity or assets acquired (or the former officers, directors or stockholders or other owners thereof);

(s) any other instrument, agreement, contract, undertaking, understanding, understanding or commitment (whether verbal or in writing) to which Company is a party or by which Company or any of its assets or properties are bound that is (i) material to Company’s business, operations, assets, properties, operating results or financial condition or (ii) that involves a future financial commitment by Company in excess of $50,000;

(t) any contract, arrangement or commitment between Company and any Governmental Authority or Governmental Permit (as defined in Section 3.16);

(u) any confidentiality, secrecy or non-disclosure contract, arrangement or commitment other than any such contract, arrangement or commitment entered into in the ordinary course of business (a copy of which has been delivered to Acquirer’s counsel);

(v) any contract, arrangement or commitment containing indemnification, warranty or similar provisions with respect to products or services or any contract, arrangement or commitment containing any support, maintenance or service obligation or cost on the part of Company (other than under its unmodified form of standard customer or distributor agreement, a copy of which has been delivered to Acquirer’s counsel); and

(w) any other contract, arrangement or commitment that is material to Company Business, its financial condition, its Intellectual Property rights or technology or any of its current or proposed products or services.

A true and complete copy of each agreement or document required by subsections (a) through (w) of this Section to be listed on Schedule 3.12 to the Company Disclosure Letter (such agreements and documents being collectively referred to in this Agreement as the “Material Agreements”) and a copy of each Governmental Permit required by subparagraph (u) of this Section to be listed on Schedule 3.12 to the Company Disclosure Letter, has been delivered to Acquirer’s counsel, Fenwick & West LLP. All Material Agreements are in full force and effect (enforceable by the Company; Company makes no representation with respect to enforceability by other parties thereto).

3.13 No Default; No Restrictions.

(a) Company is not, nor to Company’s knowledge is any other party, in material breach or default under any Material Agreement. Except as provided in Schedule 3.13(a) of the Company Disclosure Letter, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Agreement, or (ii) to Company’s knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Material Agreement, (B) the right to a chargeback, refund, credit, penalty or change in delivery schedule under any Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Agreement, or (D) the right to cancel, terminate or modify any Material Agreement.

(b) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Agreement. The Company has no material Liability for renegotiation of government Contracts or subcontracts, if any.

(c) The Company is not a party to, and no asset or property of Company is bound or affected by, any judgment, injunction, order, decree, contract, agreement, arrangement, commitment or undertaking (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company or, following the Effective Time, the Surviving Corporation, from freely engaging in the Company Business, from competing anywhere in the world (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Company may address in operating the Company Business or restricting the prices which Company may charge for their respective products, technology or services), or includes any grants by Company of exclusive rights or licenses.

3.14 Intellectual Property. Except as set forth in the Disclosure Letter referencing the applicable specific subsection below:

(a) Company (i) owns, or (ii) has the requisite right or license to, all Intellectual Property Rights used in the conduct of the Company Business (such Intellectual Property Rights being hereinafter collectively referred to as the “Company IP Rights”). The consummation of the Mergers and the other transactions contemplated by this Agreement and the Company Ancillary Agreements will not result in any termination or other material restriction being imposed on any of the Company IP Rights pursuant to any agreement, instrument or other obligation entered into or incurred by or on behalf of the Company. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights which are owned by Company and “Company-Licensed IP Rights” means Company IP Rights which are not Company-Owned IP Rights.

(b) Neither the execution, delivery and performance of this Agreement the Company Ancillary Agreements nor the consummation of the Mergers and the other transactions contemplated by this Agreement the Company Ancillary Agreements will: (i) constitute a material breach of or default under any Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by

Company and none will become payable as a result of the consummation of the transactions contemplated by this Agreement or the Company Ancillary Agreements.

(c) Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by Company materially breaches or defaults any Contract between Company and any other Person or infringes or misappropriates any Intellectual Property Right (other than patent rights) or, to the Company’s knowledge (without inquiry), any patent right of any other Person. There is no pending or threatened claim or litigation contesting the validity, ownership or right of Company to exercise any Company IP Right nor, to Company’s knowledge, is there any legitimate basis for any such claim. The Company has not received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other Person, nor, to Company’s knowledge, is there any legitimate basis for any such assertion. No Company-Owned IP is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property Rights, or that would impair the validity or enforceability of such Intellectual Property Rights.

(d) No current or former employee, consultant or independent contractor of Company (during the period in which such former employee, consultant or independent contractor provided services to Company): (i) is in material breach of or default under any term or covenant of any Contract with Company relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or of any Contract with a third party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any Person any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any Liability to any other Person for improperly soliciting such employee, consultant or independent contractor to work for Company, whether such Liability is based on contractual or other legal obligations to such other Person.

(e) Company has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of Company’s trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and other information from which Company could derive value based on its confidentiality or secrecy. All current and former officers, employees, consultants and independent contractors of Company having access to proprietary information of Company, their respective customers or business partners have executed and delivered to Company an agreement regarding the protection of such proprietary information and assignment of inventions to Company (in the case of proprietary information of Company’s customer and business partners, to the extent required by such customers and business partners); and true, correct and complete copies of all such agreements have been delivered to Acquirer or Acquirer’s legal counsel. Except as provided on Schedule 3.14(e) of the Company Disclosure Letter, Company has secured valid written assignments from all of Company’s current and former employees, consultants and independent contractors who contributed to the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such Persons, or that Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Company has any right, title, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(f) Schedule 3.14(f) of the Company Disclosure Letter contains a true and complete list of all worldwide registrations and applications made by or filed in the name of Company to obtain, record, register or otherwise secure any Intellectual Property Rights with any governmental or quasi-governmental authority, including Internet domain name registrars to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All registered Company-Owned IP Rights are valid, enforceable and subsisting and all registration, maintenance and renewal fees currently due in connection with such Company-Owned IP Rights have been paid and all documents, recordations and certificates in connection with such Company-Owned IP Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company-Owned IP Rights and recording Company’s and its Subsidiaries’ ownership interests therein.

(g) Company owns all Company-Owned IP Rights, and owns such rights free and clear of all Encumbrances and licenses (other than licenses and rights listed on Schedule 3.14(h)(i) of the Company Disclosure Letter). The licenses or other rights of Company in and to all Company-Licensed IP Rights are each free and clear of all Encumbrances and sublicenses (other than licenses and rights listed on Schedule 3.14(h)(ii) of the Company Disclosure Letter).

(h) Schedule 3.14(h) of the Company Disclosure Letter contains a true and complete list of (i) all Contracts as to which Company is a party and pursuant to which any Person is licensed or otherwise authorized to use any Company IP Rights, and (ii) all Contracts as to which Company is a party and pursuant to which Company is authorized to use any Intellectual Property Rights owned by any Person other than Company (other than non-exclusive object code licenses of software generally available to the public at a per copy license fee of less than $2,500). Company’s standard form(s) of end user license are listed in Schedule 3.14(h) of the Company Disclosure Letter and have been delivered to Acquirer’s counsel.

(i) Except as set forth on Schedule 3.14(i) of the Company Disclosure Letter, neither Company nor any other Person acting on its behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any Person acting on their behalf to any Person of any Company Source Code. Schedule 3.14(i) of the Company Disclosure Letter identifies each Contract pursuant to which Company has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any Company Source Code, and describes whether the execution of this Agreement and the Company Ancillary Agreements or the consummation of the Mergers or any of the other transactions contemplated by this Agreement and the Company Ancillary Agreements, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.14(i), “Company Source Code” means, collectively, any software source code, any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned IP Rights.

(j) To Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Owned IP Rights (including for purposes of this subsection Company IP Rights exclusively licensed to Company) by any Person, including any employee or former employee of Company. Except as provided in Company’s standard end-user agreements (each of which is listed in Schedule 3.14(j) to the Company Disclosure Letter), the Company has not agreed to indemnify any Person for any infringement of any Intellectual Property Rights of any Person by any product or service that has been sold, supplied, marketed, distributed, licensed, leased or provided by Company.

(k) All software developed by or for Company and licensed by Company to customers, all other products sold, licensed, leased or delivered by Company to customers, and all services provided by and those that are contractually committed to be provided by or through Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express or implied warranties, product specifications and product documentation and any representations (within the knowledge of Company) provided to customers. Schedule 3.14(k) to the Company Disclosure Letter lists all Contracts of the Company containing obligations to develop any products or services, or additional functionalities or features for existing products or services, that have not been developed by the Company as of the Agreement Date. The Company does not have any material Liability (and, to Company’s knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet. Company has made available to Acquirer all documentation and notes relating to the testing of Company’s software products and plans and specifications for software products currently under development by Company.

(l) No government funding, facilities of a university, college, other educational institution or research center; or funding from any Person (other than funds received in consideration for Company Common Stock or Company Preferred Stock) was used in the development of the computer software programs or applications owned by Company. To Company’s knowledge, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company IP Rights, has performed services for the government or a university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

(m) Schedule 3.14(m) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) used by Company in any way and describes the manner in which such Open Source Materials were used (such description will include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company). Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company IP Rights or Company Products, (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products, or (iii) used Open Source Materials in such a way that, with respect to clause (i) or (ii), creates, or purports to create, obligations for Company with respect to any Company IP Rights or grants, or purports to grant, to any third party any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). To the extent that any Open Source Materials are incorporated in Company’s products, Company is in compliance with the terms and conditions of, including all obligations and notice requirements imposed on it by, licenses or other documentation relating to such Open Source Materials.

(n) Company has not been sued in any suit, action or proceeding (or received any written notice or, to Company’s knowledge, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of Company to exercise any Intellectual Property right (an “IP Claim”). To Company’s knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company regarding any IP Claim. Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property right of any other Person.

(o) Company has not received any advice of counsel that any Company product or the operation of the Company Business infringes or misappropriates any Intellectual Property right of any other Person.

(p) No Scraping. (i) Company does not engage in “website scraping,” “data scraping” or “screen scraping” of any kind, and does not employ or use, directly or indirectly, any automated or computerized device, process or computer program (including but not limited to computer software “robots” or “spiders”) or any other software, process or device that operates to access, harvest, capture, copy, collect, re-publish or transmit data from any third party web-site (collectively, “Scrape” or “Scraping”) without the express authorization of the owner of the website. (ii) Schedule 3.14(p) of the Company Disclosure Letter lists all written communications that Company has ever received that objects (directly or indirectly) to Scraping by Company or its Affiliates, regardless of whether such communication threatens legal action against Company, and lists all instances in which the Company has become aware of objections or challenges by third parties relating to Company’s activities relating in any way to alleged Scraping.

3.15 Privacy and Security.

(a) Privacy. The Company has not collected any personally identifiable information from any third parties except as described in Schedule 3.15 of the Company Disclosure Letter. Company has complied in all material respects with all Applicable Laws and their respective internal privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Company (the “Company Websites”), and (ii) the collection, storage and transfer of any personally identifiable information collected by Company or by third parties having authorized access to the records of Company. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements comply with all Applicable Law relating to privacy and with Company’s privacy policies. Copies of all current privacy policies of Company, including the privacy policies included in the Company Websites, are attached as Schedule 3.15 of the Company Disclosure Letter. Company has not received any complaints regarding Company’s collection, use or disclosure of personally identifiable information. Each of the Company Websites and all materials distributed or marketed by Company have at all times made all disclosures to users or customers in material compliance with the requirements of Applicable Laws and none of such disclosures made or contained in any Company Website or in any such materials have been deceptive or materially inaccurate, misleading or in violation in any material respect of any Applicable Laws.

(b) Security. Company has taken commercially reasonable steps to protect the confidentiality, integrity and security of its information technology systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption in compliance with all Applicable Law and in material conformance with reputable industry practice, including (a) the use of at least 128-bit encryption technology and (b) the implementation and maintenance of a comprehensive security plan which (i) identifies internal and external risks to the security of Company’s confidential information, including the information described in Section 3.14(e) and Section 3.15(a), (ii) implements and monitors commercially reasonable administrative, electronic and physical safeguards to control those risks, and (iii) maintains notification procedures in compliance with Applicable Law in the case of any breach of security compromising unencrypted data containing personally identifiable information. Company has not experienced any material breach of security or otherwise material unauthorized access by third parties to Company’s confidential, proprietary information or personally identifiable information in Company’s possession, custody or control. To the extent that Company employs, retains or otherwise utilizes a third party service provider for the processing of personally identifiable information, Company has a valid written contract with such third party service provider which: (i) requires such third party service provider to implement and maintain security procedures consistent with the standards set forth in this Section 3.15(b); and (ii) requires such third party service provider to notify Company in the event of any breach of such security procedures. Company has not received any notification of a security breach from any third party service provider.

3.16 Compliance with Laws. Company has complied and will be as of the Closing Date in material compliance with all Applicable Laws applicable to Company or to its assets, properties and business. Company has received all material permits, approvals and other authorizations from, and have made all material filings with, third parties, including government agencies and authorities (“Governmental Permits”), that are necessary to the conduct of the Company Business, and there exists no current default under or violation of any such Governmental Permit by or on behalf of Company. Schedule 3.16 of the Company Disclosure Letter includes a summary of all violations of any Applicable Law and all allegations of any such violations, since January 1, 2003 of which Company (i) has knowledge, or (ii) has received notice from any third party, including any Governmental Authority, since Company’s inception.

3.17 Certain Transactions and Agreements. No Person who is an officer or director of Company (or to the knowledge of the Company, any stockholder), or a member of any such officer’s or director’s (or to the knowledge of the Company, any stockholder’s) immediate family, (a) to Company’s knowledge, has any direct or indirect ownership interest in any firm or corporation that competes with Company (except with respect to any interest of less than one percent (1%) of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is directly or indirectly interested in any Contract with Company, except for normal compensation for services as an officer, director or employee of Company, or (c) has any interest in any property, real or personal, tangible or intangible, used in the Company Business, except for the normal rights of a stockholder.

3.18 Employees.

(a) The Company: (i) has never been and is not now subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other Contract with any trade or labor union, employees’ association or similar organization; and (iv) does not have any current labor disputes or has had any labor disputes or claims of unfair labor practices that would reasonably be expected to have a Material Adverse Effect on Company. Company has no knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations, and Company has no knowledge that any of the Key Employees, or any significant number of other employees, intends to leave Company’s employ. There are no strikes, material slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company. Company is in compliance in all material respects with all Applicable Laws regarding employment practices, terms and conditions of employment, and wages and hours, the Worker Adjustment Retraining and Notification (“WARN”) Act, as amended (or any similar state or local law) and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. The Company has no employment or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws. All employees of Company are legally permitted to be employed by Company in the jurisdiction in which such employee is employed. The Company will not have any Liability to any employee or to any organization or other entity as a result of the termination of any employee leasing arrangement.

(b) Employee Benefits.

(i) Schedule 3.18(b) of the Company Disclosure Letter lists (and identifies the sponsor of) each “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, each “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”), each other retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement maintained or contributed to by the Company or its ERISA Affiliates (collectively, together with the ERISA Plans, referred to hereinafter as the “Plans”). Company has delivered to Acquirer or Acquirer’s counsel true and complete copies of all Plans, and if no plan documents exist, a full and complete description of such Plan.

(ii) Except as set forth in Schedule 3.18(b) of the Company Disclosure Letter, with respect to the ERISA Plans:

(A) neither the Company nor any of its ERISA Affiliates, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which the Company could be subject to any liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, excluding any liability, penalty or tax that would not constitute a Material Adverse Circumstance; and

(B) neither the Company not any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Plan which is subject to Title IV of ERISA or Section 412 of the Code;

(C) each of the ERISA Plans has been operated and administered in all material respects in accordance with its provisions and with all applicable laws;

(D) each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination that would adversely affect the qualified status of any of such ERISA Plans; and

(E) there are no pending claims (i) by or on behalf of any of the ERISA Plans, (ii) by any employee or beneficiary covered under any Plans, or (iii) otherwise involving any such Plans (other than routine claims for benefits and routine expenses).

(iii) None of the Plans is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA and none of the Plans is a multiple employer plan.

(c) To Company’s knowledge, no employee of Company is in material violation of any term of any employment Contract or any other Contract or any restrictive covenant, relating to the right of any such employee to be employed by Company or to use trade secrets or proprietary information of others, and to Company’s knowledge, the employment of any employee by Company does not subject it to any Liability to any third party.

(d) Except as provided on Schedule 3.18(d) of the Company Disclosure Letter, Company is not a party to any (i) agreement with any employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction or subsequent transactions or events involving Company in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions or subsequent transactions or events contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has no obligation to pay any amount or provide any benefits to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Balance Sheet, and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.18(d) of the Company Disclosure Letter.

(e) A list of all employees, consultants and independent contractors of Company and its current annual compensation (including target bonus or incentive compensation) and benefits as of the Agreement Date is set forth on Schedule 3.18(e) of the Company Disclosure Letter.

(f) All contributions due from Company with respect to any of the Employee Plans and all employee social security contributions have been timely made or accrued on the Financial Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Balance Sheet Date as a result of the operations of Company after the Balance Sheet Date, all of which have been paid.

(g) Each plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of employees outside the United States (each, an “International Employee Plan”) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by Applicable Laws.

(h) Neither Company nor any ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to any Employee Plan that is self-insured (including any Employee Plan pursuant to which a stop-loss policy applies).

(i) No Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any current or former employee, consultant, independent contractor, director or person (either individually or to as a group) would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

3.19 Books and Records. The books, records and accounts of Company (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years in all material respects, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of Company, and (d) accurately and fairly reflect the basis for the Financial Statements.

3.20 Insurance. Company has policies of insurance and bonds (the “Insurance Policies”) of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar in type and size to those of Company, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. All Insurance Policies now held by Company are set forth in Schedule 3.20 of the Company Disclosure Letter, together with the name of the insurer under each Insurance Policy, the type of policy or bond, the coverage amount and any applicable deductible of the Insurance Policy, and other applicable provisions, as of the Agreement Date. All premiums due and payable under all Insurance Policies have been timely paid. The Company is in compliance in all material respects with the terms of the Insurance Policies, and all Insurance Policies are in full force and effect. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any Insurance Policy. Schedule 3.20 of the Company Disclosure Letter sets forth all material claims made under the Insurance Policies since January 1, 2003. There is no claim pending under any the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies.

3.21 Environmental, Health and Safety Matters.

(a) Company has materially complied and is in compliance in all material respects with all applicable Environmental, Health and Safety Requirements (as defined below), which compliance includes the possession by Company of all Governmental Permits required under applicable Environmental, Health and Safety Requirements, and compliance with the terms and conditions thereof. All Governmental Permits currently held by Company pursuant to any Environmental, Health and Safety Requirements are identified on Schedule 3.21(a) of the Company Disclosure Letter. Company and its corporate predecessors and Affiliates have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health and Safety Requirements applicable to Company or for which the Company

(or its Affiliates, other than natural persons) may be directly or indirectly liable. The Company and its corporate predecessors and Affiliates have not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements applicable to Company or for which the Company (or its Affiliates, other than natural persons) may be directly or indirectly liable.

(b) For purposes of this Section 3.21, “Environmental, Health and Safety Requirements” means all Applicable Laws and all contractual obligations, in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

3.22 Customers. Company has no outstanding material disputes concerning its products and/or services with any customer who, in the year ended December 31, 2004 or the eleven (11) months ended November 30, 2005 was one of the fifty (50) largest sources of revenue for Company in such periods, based on revenue invoiced or invoiceable in accordance with GAAP (each, a “Significant Customer”), Company has not received any written statement of material dissatisfaction from any Significant Customer and Company has no knowledge that any Significant Customer intends to terminate or materially adversely alter its relationship with Company. Schedule 3.22 of the Company Disclosure Letter sets forth a list of all current customers of Company, including the value of services billed to each customer for the eleven (11) months ended November 30, 2005, and for Significant Customers broken down by products or service, including the value of services billed for that product or service and revenue for that product or service for such period. Company has not received any information from any Significant Customer that such customer will not continue as a customer of Company (or the Surviving Corporation) after the Closing or that any such customer intends to terminate or materially modify existing Contracts with Company (or the Surviving Corporation) or reduce the amount paid to Company for products and services. Company has not had any of its products returned by a customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Company. Company has no outstanding warranty claims against it with respect to Company’s products or services. No Significant Customer has informed Company of any material deficiencies in any of Company’s products or services.

3.23 Accounts Receivable. The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with Company’s past practices. The accounts receivable of Company arising after the Balance Sheet Date and before the Closing Date arose or will arise in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and Company’s past practices. None of the accounts receivable of Company is subject to any material claim of offset, recoupment, setoff or counter-claim, and Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable (except Permitted Liens), and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 3.23 of the Company Disclosure Letter sets forth an aging of Company’s accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims. Schedule 3.23 of the Company Disclosure Letter sets forth such amounts of accounts receivable of Company which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

3.24 Directors and Officers. Schedule 3.24 of the Company Disclosure Letter accurately identifies all of the directors, officers or similar representatives of Company.

3.25 Restrictions on Business Activities. There is no agreement, order, writ, injunction, award, judgment, decree or determination binding upon Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Company, any acquisition of property by Company or the conduct of the Company Business.

3.26 Certain Payments. Since inception, neither Company nor any officer, director, Affiliates or employees thereof, has offered, paid, promised to pay or authorized payment of, or given any money, gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) Person while knowing that all or a portion of such money or thing of value will be given or offered to any governmental official or employee or political party or candidate thereof.

3.27 Bank Accounts. Schedule 3.27 of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.28 Debt. Schedule 3.28 of the Company Disclosure Letter accurately lists all indebtedness of Company for money borrowed (“Debt”), including, for each item of Debt, the interest rate, maturity date and any assets securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing the Debt.

3.29 Corporate Documents. Company has provided to Acquirer’s counsel complete and correct copies of all documents identified in the Company Disclosure Letter and each of the following: (a) copies of the Certificate of Incorporation and Bylaws or similar charter documents of Company, each as currently in effect; (b) copies of the minute book containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of Company; (c) copies of the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option grants and agreements of Company; and (d) all Governmental Permits.

3.30 No Brokers. Except as disclosed on Schedule 3.30 of the Company Disclosure Letter, neither Company nor any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Mergers or any other transaction contemplated by this Agreement, and Acquirer will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Mergers or any act or omission of Company, any of its Affiliates or any of their respective employees, officers, directors, stockholders or agents.

3.31 Board Actions. The Board of Directors of Company (a) has unanimously determined that the Mergers are in the best interests of Company and the Company Stockholders and are on terms that are fair to the Company Stockholders, approved this Agreement, and a recommendation of this Agreement and the Mergers to the Company Stockholders, and (b) voted to submit the Mergers, this Agreement, each Company Ancillary Agreement and all other agreements, transactions and actions contemplated hereby and thereby to the vote and approval of the Company Stockholders and recommend such approval.

3.32 Information Supplied. None of the information supplied or to be supplied by Company for inclusion in any Consent Request Document (as defined in Section 5.11(a)(ii)) at the date such information is supplied and at the time that the Company Stockholders vote to the approve the Mergers contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.33 Disclosure. Neither this Agreement, its Exhibits and Schedules and the Company Disclosure Letter, nor any Company Ancillary Agreements delivered to Acquirer under this Agreement, when taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact not disclosed to Acquirer in this Agreement and the Company Disclosure Letter and of which Company is aware which could have a Material Adverse Effect on Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIRER, SUB 1 AND SUB 2

Acquirer, Sub 1 and Sub 2 jointly and severally represent and warrant to Company that, except as set forth in the letter addressed to Company by Acquirer that is executed by an officer of Acquirer and dated as of the Agreement Date, which has been delivered by Acquirer to Company concurrently herewith (the “Acquirer Disclosure Letter”), each of the representations, warranties and statements contained in the following Sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Acquirer Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Acquirer, Sub 1 and Sub 2 under Article 4 of this Agreement. Except for the representations, warranties and statements set forth in this Agreement, the Acquirer Ancillary Agreements, the Sub Ancillary Agreements and the Acquirer Disclosure Letter, Acquirer, Sub 1 and Sub 2 make no other representation or warranty (either express or implied) with respect to the transactions contemplated hereby.

4.1 Organization. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on Acquirer. Sub 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub 2 is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Sub 1 is a wholly-owned subsidiary of Acquirer, formed solely for the purpose of engaging in the transactions contemplated hereby and pursuant to the Mergers and has no material Liabilities. Sub 2 is wholly-owned by Acquirer, formed solely for the purpose of engaging in the transactions contemplated hereby and pursuant to the Mergers and has no material Liabilities. Neither Acquirer, Sub 1 nor Sub 2 is in violation of its Certificate of Incorporation or Bylaws.

4.2 Power, Authorization and Validity.

(a) Acquirer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each of the Acquirer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements, and the Mergers, have been duly and validly approved and authorized by Acquirer in material compliance with all Applicable Laws and in compliance with Acquirer’s Certificate of Incorporation and Bylaws, each as amended, and this Agreement has been duly executed and delivered by Acquirer, Sub 1 and Sub 2. The issuance of shares of Acquirer Common Stock in the First Merger does not require the approval of Acquirer’s stockholders. Each of Sub 1 and Sub 2 has the requisite corporate or limited liability company power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and each of the Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and all other Sub Ancillary Agreements by Sub 1 and Sub 2 have been duly and validly approved and authorized by Sub 1’s Board of Directors and Sub 2’s Sole Manager, and by Acquirer as the sole stockholder of Sub 1 and sole member of Sub 2, in material compliance with all Applicable Laws (including without limitation Delaware Law) and in compliance with Sub 1’s and Sub 2’s Certificate of Incorporation and Bylaws or other charter documents, each as amended.

(b) No filing, authorization, consent or approval, governmental or otherwise, is necessary to enable Acquirer, Sub 1 and Sub 2 to enter into, and to perform their respective obligations under, this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, except for: (i) such post-closing filings as may be required to comply with United States federal and state securities laws; (ii) the filing by Acquirer of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Mergers and the other transactions contemplated by this Agreement; and (iii) such other consents, approvals, permits, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Acquirer, Sub 1 or Sub 2 would not be material to Acquirer’s, Sub 1’s or Sub 2’s ability to consummate the Mergers or to perform their respective obligations under this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements, respectively.

(c) This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable against Acquirer in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub 1 and Sub 2 will be, valid and binding obligations of Sub 1 and Sub 2, respectively, enforceable against Sub 1 and Sub 2 in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Violation of Charter Documents. Neither the execution and delivery of this Agreement or the Acquirer Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Acquirer, each as currently in effect, or (b) except as would not have a Material Adverse Effect on Acquirer, conflict with or violate in any material respect any Applicable Law applicable to Acquirer or its assets or properties. Neither the execution and delivery of this Agreement or the Sub Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or other organizational documents of Sub 1 or Sub 2, as currently in effect, or (b) except as would not have a Material Adverse Effect on Sub1 or Sub 2, conflict with or violate in any material respect any Applicable Law applicable to Sub 1 or Sub 2 or their respective assets or properties.

4.4 SEC Documents; Acquirer Financial Statements. Acquirer has made available to the Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filing filed with the SEC by Acquirer since October 1, 2004 (collectively, the “Acquirer SEC Documents”). In addition, Acquirer has made available to the Company all exhibits (subject to redaction) to the

Acquirer SEC Documents filed prior to the Agreement Date and, upon the Company’s request, will promptly make available to the Company all exhibits (subject to redaction) to any additional Acquirer SEC Documents filed prior to the Effective Time. As of their respective filing dates (or if amended or supplemented by a filing, then on the date of such subsequent filing), the Acquirer SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Acquirer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Acquirer SEC Document. The financial statements of Acquirer, including the related notes thereto, included in the Acquirer SEC Documents (the “Acquirer Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act). The Acquirer Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Acquirer at the dates and during the periods indicated therein (except that unaudited statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments). Except for obligations and liabilities reflected in the Acquirer Financial Statements, Acquirer has no material off-balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Acquirer.

4.5 Shares of Acquirer Common Stock. The shares of Acquirer Common Stock to be issued pursuant to the First Merger and the Mergers will be duly authorized, and when the share certificates in respect of such shares of Acquirer Common Stock are issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. Assuming the representations of the Company Stockholders contained in the Investment Letters are true and correct, the offer, sale and issuance of the Acquirer Common Stock to the Company Stockholders hereunder do not require registration under the Securities Act or any applicable state securities laws.

4.6 Certain Tax Matters.

(a) Neither Acquirer nor any of its Affiliates has taken or agreed to take any action that could reasonably be expected to prevent the Mergers, collectively, from constituting a reorganization under Section 368(a) of the Code. To the knowledge of Acquirer, there exists no agreement or plan that could reasonably be expected to prevent the Mergers from so qualifying.

(b) Acquirer has no plan or intention to reacquire, and no person related to Acquirer (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) has a plan or intention to acquire, any Acquirer Common Stock issued in the First Merger.

(c) Following the Second Merger, (i) Sub 2 will continue, and Acquirer will cause Sub 2 to continue, Company’s historic business or (ii) Sub 2 will use, and Acquirer will cause Sub 2 to use, a significant portion of Company’s historic business in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

(d) Sub 2 is a limited liability company which is wholly-owned by Acquirer, and is treated for Federal tax purposes as a disregarded entity (all of the assets of which are treated as assets of Acquirer) within the meaning of Treas. Reg. Section 301.7701-3(b)(1)(ii). Neither Acquirer nor Sub 2 has any plan or intention to take any action which would result in Sub 2 not being so treated, including, without limitation, (i) electing to be treated as a corporation pursuant to Treas. Reg. Section 301.7701-3(c), (ii) disposing of interests in Sub 2, or (iii) issuing additional interests.

ARTICLE 5

PRE-CLOSING COVENANTS OF COMPANY

Company covenants and agrees with Acquirer and Sub that, except as may be consented to by Acquirer in a writing signed by an officer of Acquirer, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time, or (b) the termination of this Agreement in accordance with the provisions of Article 10:

5.1 Advice of Changes. Company will promptly advise Acquirer in writing of (a) any event occurring after the Agreement Date that would render any representation or warranty of Company contained in this Agreement that (i) is qualified by materiality to be untrue or inaccurate and (ii) is not qualified by materiality to be untrue or inaccurate in any material respect, in either case if made on or as of the date of such event or the Closing Date; (b) any breach of any covenant or obligation of Company pursuant to this Agreement, any Company Ancillary Agreement; and (c) any event, change, violation, inaccuracy, circumstance or effect that has or can reasonably be expected to have a Material Adverse Effect on Company.

5.2 Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the time period from the Agreement Date until the Closing Date. If Company becomes aware of a material deterioration in the relationship with any Significant Customer, key advertiser, key supplier or Key Employee or significant number of other employees of Company, it will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will exert commercially reasonable efforts to restore and retain the relationship.

5.3 Conduct of Business. Company will continue to conduct its business in material compliance with all Applicable Laws and in the usual, regular and ordinary course, consistent with past practice and, to the extent consistent therewith, Company shall (A) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell Company products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services the Key Employees and preserve in all material respects its relationships with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing. Without limiting the foregoing, before the Closing, Company will not, without the prior written consent of Acquirer’s Chief Executive Officer enter into any transaction or Contract, make any material payment or take any other material action out of the ordinary course of business, consistent with past practice, including (irrespective of materiality, unless otherwise specified):

(a) incur any Liability as guarantor or surety with respect to any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

(b) incur any Liability (other than Liabilities incurred in order for Company to perform its obligations under this Agreement and which will not have a Material Adverse Effect on Company) other than in the ordinary course of business, consistent with past practice or incur indebtedness for borrowed money;

(c) make any loan, advance or capital contribution to, or invest in, any Person, other than travel loans or advances or other reimbursable expenses or advances made to employees in the ordinary course of business, consistent with past practice and consistent with Company’s expense reimbursement policy as previously disclosed to Acquirer (which expenses will be documented by receipts for the claimed amounts in accordance with past practice);

(d) place any Encumbrance on any of its properties or grant any Encumbrance with respect to any of its assets;

(e) sell, transfer or otherwise dispose of any of its assets or fail to maintain its equipment and other material assets in good working condition and repair according to the standards it has maintained to the Agreement Date, subject only to ordinary wear and tear;

(f) declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock, split, combine or recapitalizes its capital stock or directly or indirectly redeem, purchase or otherwise acquire its capital stock (except as required by this Agreement, for the payment of the Approved Special Company Executive Bonuses, or for the repurchase of stock from employees, directors, consultants or contractors of Company in connection with the termination of their services with Company at the original purchase price of such stock);

(g) amend, terminate or not renew any Contract or other right or obligation except for (i) those amended or terminated in the ordinary course of Company’s business, consistent with its past practices, or (ii) those amended to enable Company to satisfy any condition to the consummation of the Mergers set forth in Article 8 or 9 which shall not have any material impact on Company’s business or financial condition;

(h) settle or agree to settle any pending or threatened lawsuit or other dispute;

(i) purchase, license, sell or otherwise enter into any Contract for the purchase or sale of any property, real or personal, tangible or intangible or license any of its technology or Intellectual Property except for licenses of products made in the ordinary course of Company’s business on terms consistent with Company’s past practices that are not in excess of $25,000 individually or $75,000 in the aggregate, or acquire any Intellectual Property (or any license thereto) from any third party;

(j) pay or discharge any Encumbrance or Liability outside the ordinary course of business, consistent with past practice;

(k) incur any Liability to any of its officers, directors or stockholders;

(l) amend or change its Certificate of Incorporation or Bylaws or similar charter documents;

(m) defer the payment of any accounts payable outside the ordinary course of business or in an amount which is material, or provide any discount, accommodation or other concession outside the ordinary course of business in order to accelerate or induce the collection of any account receivable;

(n) terminate the employment of any Key Employee;

(o) sell, issue, create, grant or authorize the issuance or grant of (i) any shares of its capital stock of any class or series or other security (other than pursuant to the exercise of outstanding Company Options outstanding on the Agreement Date and identified on Schedule 3.4(b)-1 of the Company Disclosure Letter), (ii) any option, call, warrant, obligation, subscription or other right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(p) pay any bonus, royalty, increased salary, severance or special remuneration or incur any Liability to any officer, director, employee, consultant or independent contractor (except as is already accrued or pursuant to existing Contracts disclosed in the Company Disclosure Letter) or amend any existing or enter into any new employment, consulting or severance agreement with any such person, or enter into any new Contract or plan of the type described in Section 3.18(b) except for (i) declaring the Designated Executive Closing Consideration and (ii) declaring the Approved Special Company Executive Bonuses;

(q) adopt or amend any bonus, pension, insurance or other employee or compensation benefit plan, payment or arrangement, including any stock issuance or stock option plan, made to, for or with any of its directors, officers, employees, consultants or independent contractors or increase, amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 3.18(b) of the Company Disclosure Letter), or add any new members to the board of directors of the Company or any Subsidiary, except for (i) Designated Executive Closing Consideration and (ii) Approved Special Company Executive Bonuses;

(r) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock or other securities, or accelerate or otherwise modify (i) the vesting of or right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(s) change accounting methods or policies or revalue, write off or write up the value of any inventory, accounts receivable or other assets;

(t) waive or release any material right or claim;

(u) merge, consolidate or reorganize with, or acquire, any Person;

(v) make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(w) change any insurance coverage or issue any certificates of insurance (except for the planned renewal of existing policies on terms not materially different from those in effect on the Agreement Date);

(x) commence a lawsuit other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company Business; provided that it obtains the prior written consent of Acquirer before the filing of such a suit; or

(y) agree, or enter into any negotiations, discussions or agreement, to do any of the things described in the preceding clauses 5.3(a) through 5.3(x).

5.4 Regulatory Approvals. Company will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the transactions provided for herein. Company will use all reasonable efforts to obtain, or assist Acquirer in obtaining, all such authorizations, approvals and consents.

5.5 Necessary Consents. Company will use all reasonable efforts to obtain such written consents and authorizations from third parties (including those listed in Schedule 3.3 and Schedule 3.5 of the Company Disclosure Letter), give notices to third parties and take such other actions as may be necessary or appropriate, in addition to those set forth in this Article 5, to facilitate and effect the consummation of the transactions provided for herein and to facilitate and allow Acquirer and the Surviving Corporation to carry on the Company Business after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which Company is a party or is bound or by which any of their respective assets are bound.

5.6 Litigation. Company will notify Acquirer in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any Governmental Authority initiated by or against it, or known by Company to be threatened against Company or any of its officers, directors, employees or stockholders in their capacity as such.

5.7 No Other Negotiations.

(a) The Company will not, directly or indirectly, through any officer, director, employee, affiliate, agent or other person on behalf of Company, or otherwise, take any action to solicit, initiate, seek, entertain, discuss, encourage, approve, endorse, recommend or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition of Company, any Acquisition Proposal (if not with Acquirer a party thereto, an “Alternative Transaction”). Company agrees that any such negotiations (other than negotiations with Acquirer) in progress as of the date of this letter will be suspended during such period and that, in no event, will Company negotiate, accept or enter into an agreement concerning any Alternative Transaction during such period. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.7(a) by any officer, director, affiliate or employee of Company or any investment banker, attorney or other advisor or representative of Company will be deemed to be a breach of this Section 5.7(a) by Company.

(b) Company will notify Acquirer immediately after receipt by Company (or any of its officers, directors, employees, affiliates, agents or other person on its behalf) of any proposal for, or inquiry respecting, any Alternative Transaction or any request for nonpublic information or for access to the properties, books or records of Company by any person or entity related in any way, directly or indirectly, to the Company Business in connection with, or which reasonably could lead to, such a proposal or inquiry, or if any person or entity informs Company, directly or indirectly, that it is considering making, or has made, such a proposal or inquiry. Such notice to Acquirer will indicate in reasonable detail the identity of the person or entity making the proposal or inquiry and the terms and conditions of such proposal or inquiry (including copies of any written proposals or inquiries or, in the case of oral proposals or inquiries, a complete summary of the terms thereof). Company will keep Acquirer promptly informed on an ongoing basis regarding the status of, any modifications to, and any communications regarding, any such proposal or inquiry.

5.8 Access to Information. Company will provide Acquirer and its agents with access at reasonable times to the files, books, records, technology, assets, Contracts, personnel and offices of Company, including any and all information relating to taxes, commitments, Contracts, real, personal and intangible property, Liabilities and financial condition. Company will use reasonable, timely and diligent efforts to cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested by Acquirer, including all working papers pertaining to all financial statements prepared or audited by such accountants.

5.9 Satisfaction of Conditions Precedent. Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9 as promptly as reasonably possible, and will use its commercially reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.

5.10 Employee Plans. Company will terminate, effective at least one day before the Effective Time, any and all Employee Plans intended to include a Code Section 401(k) arrangement pursuant to resolutions of the Company’s Board of Directors, the resolutions of which shall be delivered to Acquirer for its reasonable review. Upon Acquirer’s written request provided no later than two (2) days prior to the Effective Time, Company will terminate, immediately before the Effective Time, any and all leased employee arrangements.

5.11 Securities Law Matters; Consent Request Document.

(a) Company shall use its reasonable best efforts to assist Acquirer, to the extent necessary, to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Mergers. Without limiting the foregoing, Company covenants and agrees to undertake any or all the following:

(i) Company shall use its reasonable best efforts to cause each Company Stockholder to execute and deliver to Acquirer an Investment Representation Letter.

(ii) Company will provide Acquirer, not less than five (5) business days prior to circulating to the Company Stockholders, a draft of any document that Company intends to provide to the Company Stockholders to be used in connection with obtaining the Company Stockholder Consent (a “Consent Request Document”). Acquirer shall have the right to review and comment on any Consent Request Document.

(iii) If so requested by Acquirer, Company will use all reasonable efforts to assist Acquirer in compliance with alternative exemption to Rule 506; provided further that Acquirer shall have no obligation to make any such request.

(b) Each certificate representing Acquirer Common Stock issued in the Mergers may bear the following legend:

“THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAW OF ANY

STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

5.12 Approval of the Company Stockholders.

(a) Stockholder Consent. The Company shall take all action necessary in accordance with this Agreement, Delaware Law, and the Certificate of Incorporation and Bylaws of the Company to secure the written consent of the Company Stockholders approving the Mergers and adopting this Agreement (the “Company Stockholders Consent”) as soon as practicable after the Agreement Date. The Company’s obligation to secure the Company Stockholders Consent in accordance with this Section 5.12(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal. The Company shall exercise reasonable best efforts to take all other action necessary to secure the vote or consent of the Company Stockholders required to effect each of the transactions contemplated by this Agreement.

(b) Board Recommendation. In the Information Statement, the Company’s Board of Directors shall make a unanimous, unqualified recommendation that the Company Stockholders vote in favor of adoption of this Agreement and approval of the Mergers pursuant to the Company Stockholders Consent and state that the Board of Directors has concluded that the terms and conditions of the Mergers and this Agreement are fair, just, reasonable, equitable, advisable and in the best interests of the Company and its securityholders. Neither the Company’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquirer, the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of adoption of this Agreement and approval of the Mergers.

(c) Parachute Payment Waivers. The Company shall use its reasonable best efforts obtain and deliver to Acquirer, prior to the initiation of the requisite stockholder approval procedure under Section 5.12(d), a parachute payment waiver, in a form reasonably acceptable to Acquirer, from each Person who the Company or Acquirer reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.12(d), and who Acquirer reasonably believes might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code.

(d) 280G Stockholder Vote. The Company shall use its reasonable best efforts to obtain, prior to the Closing Date, the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.12(c), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.13 Notices to Company Securityholders and Employees.

(a) The Company shall timely provide to holders of Company Capital Stock and Company Options all advance notices required to be given to such holders in connection with this Agreement, the Mergers and the transactions contemplated by this Agreement under the Company Stock Plan or other applicable Contracts.

(b) The Company shall give all notices and other information required to be given to the employees of the Company and any applicable Governmental Authority under the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.14 Spreadsheet; Spreadsheet Certificate. At least two (2) days prior to the Closing Date, Company will deliver the Spreadsheet and the Spreadsheet Certificate to Acquirer.

5.15 Closing Certificate. At least two (2) days prior to the Closing Date, Company will deliver a draft of the Closing Certificate to Acquirer.

5.16 Transaction Expense Schedule. At least two (2) days prior to the Closing Date, Company will deliver a draft of the Transaction Expense Schedule to Acquirer, which contains a schedule of all Transaction Expenses (as defined in Section 12.7) as of the Effective Time as well as Company’s good faith estimate of all Transaction Expenses that are expected to be incurred by the Surviving Corporation after the Effective Time (the “Transaction Expense Schedule”).

5.17 Investment Representation Letters. Company shall use reasonable efforts to cause each Company Stockholder to deliver an Investment Representation Letter to Acquirer prior to the Closing Date.

5.18 Public Disclosure. The Company shall not directly or indirectly issue any press release, public statement other announcement outside the Company relating to the terms of this Agreement or the transactions contemplated hereby or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company or the Company Holders in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media or public forum, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for Acquirer to obtain the consents and approvals of third parties contemplated by this Agreement. Notwithstanding anything herein or in the Non-Disclosure Agreement (as defined in Section 12.14), after the Agreement Date, Acquirer may issue such press releases, file a report on Form 8-K or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquirer may, in its reasonable discretion, determine.

ARTICLE 6

COVENANTS OF ACQUIRER

6.1 Pre-Closing Covenants. Acquirer covenants to and agrees with Company that, except as may be consented to by Company in a writing signed by an officer of Company, during the period from the Agreement Date until the earlier to occur of (i) the Effective Time, or (ii) the termination of this Agreement in accordance with the provisions of Article 10:

(a) Advice of Changes. Acquirer will promptly advise Company in writing of (a) any event occurring after the Agreement Date that would render any representation or warranty of Acquirer, Sub 1 or Sub 2 contained in this Agreement that (i) is qualified by materiality to be untrue or inaccurate and (ii) is not qualified by materiality to be untrue or inaccurate in any material respect, in either case if made on or as of the date of such event or the Closing Date; and (b) any material breach of any covenant or obligation of Acquirer under this Agreement or any Acquirer Ancillary Agreement.

(b) Regulatory Approvals. Acquirer will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the transactions provided for herein and will use all reasonable efforts to obtain all such authorizations, approvals and consents. Acquirer will use commercially reasonable efforts to obtain, or assist Company in obtaining, all such authorizations, approvals and consents.

(c) Necessary Consents. Acquirer will use commercially reasonable efforts to obtain such written consents and authorizations from third parties, if any, and take such other actions as may be necessary or appropriate, in addition to those set forth in Article 6, to facilitate and allow the consummation of the transactions provided for herein.

(d) Satisfaction of Conditions Precedent. Acquirer will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 8 as promptly as reasonably possible, and will use commercially reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.

6.2 Rule 144 Eligibility. When the shares of Acquirer Common Stock issued in connection with the Mergers become eligible for resale under Rule 144 of the Securities Act,

Acquirer will use its commercially reasonable efforts to provide any consents or legal opinions necessary to allow the Company Holders to sell the shares of Acquirer Common Stock issued in the Mergers, subject to trading windows, compliance with Acquirer’s insider trading policy, a copy of which as it exists as of the Agreement Date has been provided to Company’s counsel, and Applicable Law.

6.3 Indemnification of Directors and Officers. Acquirer shall not be permitted to amend, alter, modify, or terminate any provisions in the Surviving Corporation’s Certificate of Incorporation or Bylaws or other equivalent governing documents in a manner which would remove, limit or impair the provisions providing for the indemnification and exculpation of directors and officers contained therein.

6.4 Payment of Designated Executive Closing Consideration. Promptly following the Effective Time, and in any event not later than five (5) business days from the Effective Time, Acquirer shall pay the Designated Executive Closing Consideration as provided in the Designated Executive Closing Consideration Schedule attached hereto as Schedule 6.4.

6.5 Employment Matters. Following the Closing Date and at least until November 1, 2006 (the “Employee Transition Period”), Acquirer shall arrange for Company employees who continue employment with Surviving Corporation or with Acquirer or any of its Subsidiaries or related companies (the “Transferred Employees”) to (a) continue under the applicable medical, health or dental plans of Company (the “Company Health Plans”) on substantially the same terms as provided to such employees immediately prior to the Effective Time and (b) participate in a retirement plan sponsored by Acquirer that is intended to qualify under Section 401(a) of the Code subject to the terms and conditions of such plan. At any time following the Employee Transition Period, at the election of Acquirer, the Transferred Employees who are at that time employed by the Surviving Corporation or with Acquirer or any of its Subsidiaries or related companies shall become eligible for the same benefits in the aggregate as those received by Acquirer employees (other than Transferred Employees) with similar positions and responsibilities in the same jurisdiction in which such Transferred Employees are based. Acquirer shall use commercially reasonable efforts to cause each medical, health or dental plan of Acquirer or any of its Subsidiaries or related companies to waive any preexisting condition limitations applicable to a Transferred Employee (and covered dependent thereof) for conditions for which such Transferred Employee (or covered dependent thereof) was provided coverage under the Company Health Plans.

6.6 Registration of Assumed Company Options. Acquirer shall cause the shares of Acquirer Common Stock issuable upon exercise of each assumed Company Option to be registered on a Form S-8 under the Securities Act as soon as reasonably practicable after, but not later than 75 days following, the Effective Time.

6.7 Transition Employee Consideration. At Company’s request, Acquirer agrees to pay, or cause to paid, to each of the Company employees listed on Schedule 6.7 hereto (collectively, the “Transition Employees”) a cash payment in the amount set forth adjacent to such Transition Employee’s name on Schedule 6.7 (aggregated, the “Maximum Transition Consideration”); provided that Acquirer’s obligation pursuant hereto shall be subject to (i) each

Transition Employee entering into the Transition Employee offer letter offered by Acquirer to such Transition Employees, and (ii) the terms and conditions of such offer letter.

ARTICLE 7

CLOSING MATTERS

7.1 The Closing. Subject to termination of this Agreement as provided in Article 10, the Closing will take place at the offices of Fenwick & West LLP, 801 California St., Mountain View, California 94041 on the Closing Date. Immediately upon the Closing, the First Certificate of Merger and the Second Certificate of Merger will be filed with the Delaware Secretary of State. Accordingly, the First Merger will become effective at the Effective Time and the Second Merger will become effective promptly thereafter on the Closing Date.

7.2 Conversion of Shares and Exchange of Certificates.

(a) As of the Effective Time, all shares of Company Capital Stock that are outstanding immediately prior thereto will, by virtue of the First Merger and without further action, cease to exist, and all such shares will be automatically converted into the right to receive from Acquirer, and will be exchangeable for, the amount of cash and the number of shares of Acquirer Common Stock as set forth in Section 2.2(b), a conditional right to receive a portion of the Working Capital Holdback and the Adjustment Amount pursuant to Section 2.7, and a conditional right to receive a portion of the Contingent Consideration, subject to Sections 2.2(d), 2.3 and 2.4.

(b) At and after the Effective Time, each certificate representing outstanding shares of Company Capital Stock will represent the right to receive cash and share certificates covering the number of shares of Acquirer Common Stock as determined pursuant to Section 2.2(b), a conditional right to receive a portion of the Working Capital Holdback and the Adjustment Amount pursuant to Section 2.7, and a conditional right to receive a portion of the Contingent Consideration, subject to Sections 2.2(d), 2.3 and 2.4, for which such shares of Company Capital Stock have been or will be exchanged, and such shares of Acquirer Common Stock will be registered in the name of the holder of such certificate. Acquirer will make available to Wells Fargo, N.A. (or such other Person as Acquirer appoints, subject to approval of the Representative which will not be unreasonably withheld, as exchange agent prior to the Closing) (the “Exchange Agent”) certificates representing shares of Acquirer Common Stock to be issued in exchange for outstanding shares of Company Common Stock and cash in an amount equal to the Closing Company Stockholder Cash Consideration plus an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 2.2(e). As soon as practicable after the Effective Time, Acquirer will cause to be mailed to each holder of record of a certificate or certificates which immediately before the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) and which shares were converted into the right to receive cash and shares of Acquirer Common Stock pursuant to Section 2.2(b), (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in form and have such other provisions as Acquirer may reasonably specify and, if such Company Stockholder has not previously executed and delivered to Acquirer the applicable Investment Representation Letter, contain an agreement to be bound by the provisions of the applicable Investment Representation Letters) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquirer Common Stock and cash (including cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity with respect to such lost certificate in form and substance satisfactory to Acquirer (the “Affidavit”) (together with any required Form W-9 or Form W-8) to the Exchange Agent or to such other agent or agents as may be appointed by Acquirer, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent will (i) issue to each tendering Company Stockholder of a Certificate or an Affidavit (each, a “Tendering Company Holder”), certificates for the number of shares of Acquirer Common Stock to which such holder is entitled pursuant to Section 2.2(b), subject to Sections 2.2(d), 2.3 and 2.4, and (ii) pay by check to each Tendering Company Holder cash in the amount payable to such Tendering Company Holder in accordance with Sections 2.2(d), 2.3 and 2.4.

(c) All share certificates covering the number of shares of Acquirer Common Stock and any cash (and, if applicable, cash in lieu of fractional shares) as determined pursuant to Section 2.2(b), subject to Sections 2.2(d), 2.3 and 2.4, to be delivered upon the surrender of Certificates in accordance with the terms hereof will be delivered to the registered Company Stockholders of such Certificates. After the Effective Time, there will be no further registration on the stock transfer books of Company of transfers of any shares of Company Capital Stock that were issued or outstanding prior to the Effective Time.

(d) Subject to Section 7.2(c), until Certificates representing Company Capital Stock outstanding before the Mergers are surrendered pursuant to Section 7.2(b), such Certificates will be deemed, for all purposes, to evidence only ownership of (i) the right to receive cash and share certificates covering the number of shares of Acquirer Common Stock for which the shares of Company Capital Stock are to be exchanged pursuant to Section 2.2(b) in accordance with this Article 7, subject to Sections 2.2(d), 2.3 and 2.4, (ii) if applicable, cash in lieu of fractional shares and (iii) a conditional right to receive a portion of the Contingent Consideration as provided in Sections 2.8 and 2.4(b).

(e) No dividends or distributions payable to holders of record of shares of Acquirer Common Stock after the Effective Time will be paid to the holder of any unsurrendered Certificate unless and until the holder of such unsurrendered Certificate surrenders such Certificate or an Affidavit to Acquirer as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Certificate or Affidavit, there will be delivered to the Person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to shares of Acquirer Common Stock so withheld as of any date after the Effective Time and before such date of delivery.

7.3 Dissenting Shares. If holders of Dissenting Shares are entitled to appraisal rights pursuant to Delaware Law in connection with the First Merger (“Dissenting Stockholders”), any Dissenting Shares will not be converted into the right to receive shares of Acquirer Common Stock, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Company will give

Acquirer prompt notice (and in any case, within one (1) business day) of any demand received by Company for appraisal of Company Common Stock or Company Preferred Stock, and Acquirer will have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with the prior written consent of Acquirer, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. If any Dissenting Stockholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Acquirer will, as of the later of the Effective Time or ten (10) business days from the occurrence of such event, issue and deliver, upon surrender by such Dissenting Stockholder of its Certificate(s), the shares of shares of Acquirer Common Stock and any cash (including cash payment in lieu of fractional shares), in each case without interest thereon, to which such Dissenting Stockholder would have been entitled to under Section 2.3.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF COMPANY

The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed on behalf of Company by any duly authorized officer thereof):

8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer, Sub 1 and Sub 2 set forth in Article 4 (as qualified by the Acquirer Disclosure Letter) will be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects), in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be true and correct, on and as of such specified date or dates), and Company will have received a certificate dated the Closing Date to such effect executed on behalf of Acquirer, Sub 1 and Sub 2 by a duly authorized officer.

8.2 Covenants. Acquirer will have performed and complied in all material respects with all of its covenants contained in this Agreement and the Acquirer Ancillary Agreements on or before the Closing (to the extent that such covenants require performance by Acquirer on or before the Closing), and Company will have received a certificate dated the Closing Date to such effect executed on behalf of Acquirer by a duly authorized officer.

8.3 Compliance with Law. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes material limitations on the Mergers or any other material transaction contemplated by this Agreement, any Acquirer Ancillary Agreement or any Sub Ancillary Agreement. No litigation or proceeding will be pending or threatened which will have the probable effect of enjoining or preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

8.4 Government Consents. There will have been obtained at or before the Closing Date such Governmental Permits, and there will have been taken such other actions, as may be required to consummate the Mergers by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF ACQUIRER, SUB 1 AND SUB 2

The obligations of Acquirer, Sub 1 and Sub 2 hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer, Sub 1 and Sub 2, but only in a writing signed on behalf of Acquirer, Sub 1 and Sub 2 by the Chief Executive Officer of each such entity):

9.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in Article 3 will be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects), in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be true and correct, on and as of such specified date or dates), and Acquirer will have received a certificate dated the Closing Date to such effect executed by Company’s President. The representations and warranties of each Company Stockholder set forth in such Company Stockholder’s Investment Representation Letter will be true and correct.

9.2 Covenants. Company will have performed and complied in all material respects with all of its covenants contained in this Agreement and the Company Ancillary Agreements on or before the Closing (to the extent that such covenants require performance by Company on or before the Closing), and at the Closing Acquirer will have received a certificate dated the Closing Date to such effect executed by Company’s President.

9.3 Absence of Material Change. There will not have been any Material Adverse Change in Company since the Agreement Date, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Acquirer will have received a certificate dated the Closing Date to such effect executed by Company’s President.

9.4 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Mergers or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) as a result of the Mergers or the other transactions contemplated hereby, Acquirer’s right (or the right of any Subsidiary of Acquirer) to own, retain, use or operate any of its products, properties or assets (including equity, properties or assets of Company) on or after consummation of the Mergers or seeking a disposition or divestiture of any such properties or assets. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party that would or is reasonably likely to result in a Governmental Investigation or material Governmental Damages being imposed on Company or the Surviving Corporation or any of their respective Affiliates.

9.5 Government Consents. There will have been obtained at or before the Closing Date such consents, approvals, permits, orders, authorizations from, or registrations, declarations or filings with, and there will have been taken such other action, as may be required to consummate the Mergers by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.

9.6 Documents. Acquirer will have received the consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of the Material Agreements set forth on the Required Consent Schedule attached hereto as Schedule 9.6 and for Acquirer to consummate the transactions contemplated hereby.

9.7 No Litigation. No litigation or proceeding will be pending or threatened which will have the probable effect of enjoining or preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement. No litigation or proceeding will be pending which could reasonably be expected to have a Material Adverse Effect on Company or Acquirer.

9.8 Opinion of Company’s Counsel. Acquirer will have received from DLA Piper Rudnick Gray Cary US LLP, counsel to Company, an opinion substantially in the form attached hereto as Exhibit E.

9.9 Requisite Approvals. The principal terms of this Agreement and the Mergers will have been approved and adopted by the requisite vote or written consent of the Company Stockholders (including Company Stockholders holding at least 95% of Company Common Stock and Company Preferred Stock outstanding on an as converted to Class A Common Stock basis).

9.10 Conversion of Company Capital Stock. The holders of Company Preferred Stock shall have elected to convert all outstanding shares of Company Preferred Stock into Company Class A Common Stock by the requisite vote or written consent of the Company Stockholders.

9.11 Section 280G Shareholder Approval. Either (a) any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of Company Stockholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies Section 280G of the Code and the Regulations thereunder, or (b) the putative recipients of such payments shall have irrevocably waived any entitlement to receive such payments or (c) such payments shall have been put to a vote of the Company Stockholders in a manner that complies with Section 280G of the Code and the Regulations thereunder and such payments were not approved by the Company’s Stockholders such that no payments shall be made that are not otherwise deductible under the Code.

9.12 Investment Representation Letters. Acquirer (a) will have received an executed counterpart of the Investment Representation Letter executed by each Company Stockholder that will receive Acquirer Common Stock pursuant to the Mergers, and (b) must be reasonably satisfied that all such Company Stockholders are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act and consequently the issuance of Acquirer Common Stock pursuant to the Mergers will qualify for exemption from registration pursuant to Rule 506 of such Regulation D.

9.13 Resignations of Directors and Officers. The persons holding the positions of a director and officer (or comparable position) of Company, in office immediately before the Effective Time, will have resigned from such positions (or comparable positions) in writing effective as of the Effective Time.

9.14 Spreadsheet Certificate. Acquirer will have received the Spreadsheet Certificate.

9.15 Closing Certificates. Acquirer will have received the Closing Certificate (in form reasonably satisfactory to Acquirer); provided, however, that such receipt will not be deemed to be an agreement by Acquirer that the amounts set forth in the Closing Certificate are accurate and will not be deemed to be an acknowledgement or agreement by Acquirer that the representations set forth herein related to the subject matter thereto are true and correct or diminish Acquirer’s remedies under this Agreement if the representations set forth herein related to the subject matter thereto are not true and correct. Acquirer will have received (a) a copy of the Certificate of Incorporation and the Bylaws of Company (as amended through the Closing Date), certified by the Secretary of Company as true and correct copies thereof as of the Closing, (b) a copy of the resolutions of the Board of Directors and the Company Stockholders evidencing the approval of this Agreement, the Company Ancillary Agreements, the First Merger and the other matters contemplated hereby and thereby, (c) a certificate of the Secretary of Company certifying the names of the officers of Company authorized to sign this Agreement and the Company Ancillary Agreements, together with the true signatures of such officers, and (d) good standing certificates issued by the Delaware Secretary of State and each of the states or other jurisdictions wherein Company is qualified to do business dated within ten (10) days of the Closing.

9.16 Termination of Other Rights. All other rights to acquire shares of Company Common Stock or Company Preferred Stock (other than the Company Options) will have been terminated.

9.17 Employment Matters.

(a) The Noncompetition Agreements of each of the Key Employee shall be in full force and effect and no Key Employee shall have taken any action to rescind such agreements.

(b) Not less than 90% of the employees of Company will have (i) accepted an offer of employment from Acquirer contingent and effective upon the Closing, (ii) executed and delivered to Acquirer an offer letter documenting same and (iii) taken no action to rescind such acceptance of employment with Acquirer.

9.18 Compensation Policies. Company shall have made no changes in Company’s compensation policies between June 30, 2005 and the Closing other than those described in Schedule 9.18 of the Company Disclosure Letter.

9.19 Transaction Expenses. Acquirer will have received a certificate (in form reasonably satisfactory to Acquirer) executed by Company’s President and Chief Financial Officer setting forth an accurate schedule of the Transaction Expenses (as defined in Section 12.7) of Company (the “Company Transaction Expenses”).

9.20 Lock-Up Agreements. Acquirer will have received a Lock-Up Agreement from each Company Optionholder.

9.21 Termination of Company Stockholders Agreements. The Company Stockholders Agreements shall have been terminated, effective as of the Closing, in accordance with its terms, and the parties to Company the Stockholders Agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing. The parties to the Company Investor Rights Agreement and the Company Registration Agreement, other than the Company, shall have irrevocably waived in accordance with terms thereof, all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1 Termination. Subject to Section 10.2, this Agreement may be terminated at any time before the Closing, whether before or after approval of the Mergers by the Company Stockholders:

(a) by the mutual written consent of Acquirer and Company, duly authorized and approved by each of Company’s and Acquirer’s boards of directors;

(b) by either Acquirer or Company, if all conditions to such party’s obligations to consummate the transactions contemplated hereby have not been satisfied or waived, and the Closing has not occurred, on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) will not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8 or Article 9 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party;

(c) by Acquirer (at any time before the adoption and approval of this Agreement and the First Merger by the required vote of the Company Stockholders), if a Triggering Event (as defined below) will have occurred;

(d) by Company, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement contained herein on the part of Acquirer, or if any representation or warranty of Acquirer will have become untrue in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if any such inaccuracy in Acquirer’s representations and warranties or breach by Acquirer is curable, then Company may not terminate this Agreement under this Section 10.1(d) for ten (10) days after delivery of written notice from Company to Acquirer of such breach (except that no cure period will be provided for a breach by Acquirer which by its nature cannot be cured);

(e) by Acquirer, if there has been a breach by Company of any representation, warranty, covenant or agreement contained herein on the part of Company, or if any representation or warranty of Company will have become untrue, in either case such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if any such inaccuracy in the Company’s representations and warranties or breach by the Company is curable, then Acquirer may not terminate this Agreement under this Section 10.1(e) for ten (10) days after delivery of written notice from Acquirer to the Company of such breach (except that no cure period will be provided for a breach by Company which by its nature cannot be cured);

(f) by either Company or Acquirer, if the approval and adoption of this Agreement, and the approval of the Mergers, by the Company Stockholders will not have been obtained by reason of the failure to obtain the required vote at the meeting of the Company Stockholders or at any adjournment thereof or by written consent of the Company Stockholders; provided, however, that the right to terminate this Agreement under this Section 10.1(f) will not be available to Company where the failure to obtain the approval of the Company Stockholders will have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Acquirer; or

(g) by either Company or Acquirer, if (i) the First Certificate of Merger is not filed in the office of the Delaware Secretary of State by the Termination Date for any reason; provided, however, that the right to terminate this Agreement under this Section 10.1(g)(i) will not be available to a party whose action or failure to act has been a principal cause of, or will have resulted in, the failure of such filing to occur on or before such date, or (ii) a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of either Merger will have been issued and will have become final and nonappealable.

Any termination of this Agreement under clauses (b) through (g) of this Section 10.1 will be effective by the delivery of written notice of the terminating party to the other party hereto. For the purposes of this Agreement, a “Triggering Event” will be deemed to have occurred if: (i) Company’s Board of Directors or any committee thereof will for any reason have withdrawn, or will have amended or modified in a manner adverse to Acquirer, its recommendation in favor of the adoption and approval of this Agreement or the approval of the First Merger; (ii) Company will have failed to include in the information statement the unanimous, unqualified recommendation of Company’s Board of Directors in favor of the adoption and approval of this Agreement and the approval of the First Merger; (iii) Company’s Board of Directors fails to reaffirm its recommendation in favor of the adoption and approval of this Agreement and the approval of the First Merger within ten (10) business days after Acquirer requests in writing that such recommendation be reaffirmed at any time following the public announcement (or other event that causes that causes a substantial number of Company Stockholders to become aware) of any Acquisition Proposal; or (iv) Company will have materially breached any of the provisions of Section 5.7.

10.2 Effect of Termination. If this Agreement is terminated as provided in Section 10.1, this Agreement will be of no further force or effect; provided, however, that this Section 10.2 and Article 12 (as applicable) will survive the termination of this Agreement and will remain in full force and effect. Any termination of this Agreement in accordance with this Section 10 will be without further Liability upon any party in favor of any other party hereto other than the obligations provided in the Non-Disclosure Agreement (as defined in Section 12.14); provided, however, that the termination of this Agreement will not relieve any party from any Liability for any willful or intentional breach of such party’s representations, warranties or covenants in this Agreement; provided further that, prior to any termination pursuant to this Article 10, nothing herein will limit or modify the obligations of Acquirer, Sub 1, Sub 2 or Company to use the efforts required by this Agreement to cause the Mergers to be consummated as provided herein.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

11.1 Survival of Representations. All representations and warranties of Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation or disclosure (other than in the Company Disclosure Letter in accordance with the preamble to Article 3) made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Release Date; provided, however, that the representations and warranties of the Company contained in Section 3.4 (Capitalization), 3.9 (Taxes), 3.10 (Title), and 3.14 (Intellectual Property) and the representations and warranties of the Company Stockholders contained in their Investment Representation Letters will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for claims against the Company Stockholders which seek recovery of Damages arising out of a breach of such representations or warranties. All representations and warranties of Acquirer, Sub 1 and Sub 2 contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the termination of this Agreement in accordance with its terms or the Effective Time. All covenants of the parties will survive according to their respective terms.

11.2 Agreement to Indemnify.

(a) Each Company Holder will severally, and not jointly, based on each Company Holder’s Pro Rata Share and in accordance with the provisions of this Article 11, indemnify and hold harmless each Indemnified Person (as defined below) from and against any and all Damages (as defined below) directly or indirectly incurred, paid or accrued by an Indemnified Person in connection with or resulting from or arising out of: (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Company in this Agreement, the Company Disclosure Letter or in any Company Ancillary Agreement or in any certificate delivered by or on behalf of Company hereunder at or prior to the Closing Date, (ii) any payments paid with respect to Dissenting Shares pursuant to Section 7.3 to the extent that such payments, in the aggregate, exceed the value of all cash and shares of Acquirer Common Stock (valued at the Acquirer Share Price) otherwise issuable pursuant to Section 2.2(b) upon conversion of such Dissenting Shares, (iii) any Company Expenses (to the extent not previously deducted to compute the Aggregate Consideration Amount) or (iv) any Excess Executive Bonuses (to the extent not previously deducted to compute the Aggregate Consideration Amount). For purposes of this Agreement, each of Acquirer, the Surviving Corporation and their respective officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Acquirer or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act shall each hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”. For purposes of this Agreement, “Damages” shall mean any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs of any Indemnified Person incurred pursuant to the first sentence of this Section 11.2(a). Notwithstanding the foregoing, consequential damages and losses or damages arising from lost profits or diminution in value shall only be considered “Damages” to the extent that such consequential damages or losses or damages arising from lost profits or diminution in value relate to Claims arising from events which cause Acquirer or the Surviving Entity to suspend or terminate conducting business in a Company business line (i.e., Vinnet or Cliqbook) for 30 days or more, where, for such purposes, suspension or termination of business for 50% or more of a business line (i.e., Vinnet or Cliqbook) shall be considered suspension or termination of such business line; provided, that consequential damages or losses or damages arising from lost profits or diminution in value during the initial 30-day period shall be “Damages” that are subject to indemnification. For purposes of clarity, irrespective of the foregoing sentence, third party consequential damages for which Acquirer or the Surviving Entity are or become liable shall be considered “Damages” for purposes of this Article 11.

(b) Each Company Stockholder will severally, and not jointly, indemnify and hold harmless the Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by such Company Stockholder in such Company Stockholder’s Investment Representation Letter.

(c) Each Company Stockholder will severally, and not jointly, indemnify and hold harmless the Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of the matters disclosed in the first paragraph of Schedule 3.6 of the Company Disclosure Letter (each, a “Special Escrow Claim”).

11.3 Limitations.

(a) Deductible. In seeking indemnification for Damages under Section 11.2(a), the Indemnified Persons will make no claim for Damages unless and until such Damages aggregate at least $175,000 (the “Deductible”), in which event such Indemnified Persons may make claims for all Damages exceeding the Deductible. Notwithstanding anything contained herein to the contrary, the Deductible will not be applicable to any claim by any Indemnified Person for indemnification for (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations and warranties of the Company contained in Section 3.4 (Capitalization), 3.9 (Taxes) and 3.10 (Title), (ii) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by such Company Stockholder in such Company Stockholder’s Investment Representation Letter, (iii) any Company Expenses (to the extent not previously deducted to compute the Aggregate Consideration Amount), (iv) any Excess Executive Bonuses (to the extent that not previously deducted to compute the Aggregate Consideration Amount), (v) any Damages for which indemnification may be sought pursuant to Section 11.2(b), (vi) any Damages relating to any Special Escrow Claim or (vii) any Damages for which indemnification may be sought pursuant to 2.7(b)(iv).

(b) Limitation on Liability. The aggregate Liability of each Company Stockholder pursuant to Section 11.2(a) will be limited to the sum of (i) that Company Stockholder’s Pro Rata Share of the Closing Escrow Cash plus (ii) that Company Holder’s Pro Rata Share of the Contingent Escrow Amount, if any. Each Company Stockholder’s Liability shall be allocated between cash and Acquirer Common Stock in the same proportions as each other Company Stockholder. The aggregate Liability of each Company Optionholder pursuant to Section 11.2(a) will be limited to that Company Holder’s Pro Rata Share of the Contingent Escrow Amount, if any. Notwithstanding any other provision of this Agreement, no Company Holder will have Liability for indemnification pursuant to Section 11.2(b) for any Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by any other Company Stockholder in such other Company Stockholder’s Investment Representation Letter. Notwithstanding the foregoing, (x) the aggregate Liability for indemnification of the Company Holders for any inaccuracy, misrepresentation, breach of, or default in, any of the representations and warranties of the Company contained in Section 3.4 (Capitalization), 3.9 (Taxes) and 3.10 (Title), shall not exceed the Aggregate Consideration Amount, (y) the aggregate Liability for indemnification of the Company Holders for any inaccuracy, misrepresentation, breach of, or default in, any of the representations and warranties of the Company contained in Section 3.14 (Intellectual Property), shall not exceed 50% of the Aggregate Consideration Amount, (z) the indemnification obligations of any Company Stockholder with respect to the matters set forth in Section 11.2(b) shall not exceed the portion of the Aggregate Consideration Amount received by such Company Stockholder.

(c) Time Limit for Claims. Except with respect to Claims for Damages arising from or relating to (i) Special Escrow Claims, (ii) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by such Company Stockholder in such Company Stockholder’s Investment Representation Letter, (iii) any inaccuracy, misrepresentation, breach of, or default in, any of the representations and warranties of the Company contained in Section 3.4 (Capitalization), 3.9 (Taxes), 3.10 (Title), and 3.14 (Intellectual Property), (iv) any Company Expenses (to the extent not already deducted from the Aggregate Consideration), or (v) any Excess Executive Bonuses (to the extent that not previously deducted to compute the Aggregate Consideration Amount), each of which may be brought at any time within the applicable statute of limitations, no Claim may be asserted or brought by Acquirer against the Company Stockholders after the Release Date; provided that any Claim asserted by Acquirer against the Company Holders prior to the Release Date may thereafter be prosecuted and arbitrated as provided in this Article 11 and recovery on such Claim may be had by the Acquirer or any other Indemnified Person as provided herein so long as a Notice of Claim (as defined in Section 11.5) was delivered by the Acquirer or any other Indemnified Person no later than the Release Date or other applicable survival date for such covenant, agreement, provision, representation or warranty.

(d) Exclusive Remedy. Except as otherwise provided below in this Section 11.3(d), in seeking indemnification for Damages under Section 11.2(a), the Indemnified Persons shall exercise their remedies solely with respect to the Escrow Funds in accordance with this Article 11, which shall be the sole and exclusive remedy and procedure for all claims by any Indemnified Person for breach of any representation, warranty, covenant or agreement contained herein, in the Company Disclosure Letter or Company Ancillary Agreements or other certificates delivered pursuant hereto. Except as otherwise provided below in this Section 11.3(d), in seeking indemnification for Damages under Section 11.2(a) in the event of any inaccuracy, misrepresentation, breach of, or default in, any of the representations and warranties of the Company contained in Section 3.4 (Capitalization), 3.9 (Taxes), 3.10 (Title), and 3.14 (Intellectual Property) or for Damages under Section 11.2(c), this Article 11 shall be the sole and exclusive remedy and procedure for all claims by any Indemnified Person. Notwithstanding the foregoing, the limitations set forth in this Section 11.3(d) will not apply (i) with respect to any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by such Company Stockholder in such Company Stockholder’s Investment Representation Letter, or (ii) with respect to any Company Expenses (to the extent not already deducted from the Aggregate Consideration). For purposes of clarity, nothing in this Agreement shall prevent an Indemnified Person from making Claims for Damages pursuant to Article 11 in an aggregate of up to the full amount of the Closing

Escrow Cash and Contingent Escrow Amount that is to be withheld for the Escrow Funds, regardless of the size or value of the Escrow Funds at the time such Claims are made, provided that any such Claims for Damages shall be limited as provided in this Section 11.3.

(e) Insurance. If reasonably requested by the Representative upon Representative’s receipt of a Claim, an Indemnified Person will file a claim under any applicable insurance policy that Company had in effect on or prior to the Closing Date (an “Insurance Claim”), in which case the Indemnified Person making the Claim will use commercially reasonable efforts to sustain such Insurance Claim until the Release Date. If the Insurance Claim is paid pursuant to such insurance policy prior to the Release Date, the amount of such payment received by the Indemnified Person (less any reasonable expenses incurred by the Indemnified Person in pursuing such Insurance Claim) will be deducted from the amount of such Damages incurred by such Indemnified Person to which such Insurance Claim relates. If the Insurance Claim is not paid pursuant to the insurance policy prior to the Release Date, then (i) the Damages that are the subject of such Insurance Claim (including any reasonable expenses incurred in pursuing such Insurance Claim, which will also be considered Damages) will be withheld from the Escrow Funds and either forfeited or released at the applicable time in accordance with this Article 11 and (ii) the Indemnified Person shall at the request of the Representative assign the Insurance Claim to the Representative for the benefit of the Company Holders, following which the Representative may elect to pursue such Insurance Claim at no expense to Acquirer or its Affiliates. If the Representative subsequently receives insurance benefits or payments in respect of the Insurance Claim, the Representative will forward the proceeds of the Insurance Claim to the Company Holders in respect of the Company Holders’ Pro Rata Share of such benefits or payments.

(f) Irrespective of any other provision in this Section 11.3 or elsewhere in this Agreement, this Agreement shall impose no liability limitation, deductible, time limit or exclusivity of remedy on Acquirer or any Indemnified Person for any liability of Company or Company Holders for fraud or intentional misrepresentation by Company or such Company Holder.

11.4 Appointment of Representative. Each Company Holder approves the designation of and designates Thomas A. DePasquale as the Representative of the Company Holders and as the attorney-in-fact and agent for and on behalf of each Company Holder (the “Representative”) with respect to claims for indemnification under this Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) authorize the release or delivery to Acquirer of the General Escrow Fund and the Special Escrow Fund in satisfaction of indemnification claims of any Indemnified Person pursuant to this Article 11; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims for indemnification; (c) arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to this Article 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Company Holder with respect to the disposition, settlement or other handling of all claims for indemnification under this Article 11 and all rights or obligations arising under this Article 11. The Company Holders will be bound by all actions taken and documents executed by the Representative in connection with this Article 11, and Acquirer will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Company Holder in the absence of gross negligence or willful misconduct on the part of the Representative. The Company Holders will severally indemnify the Representative and hold him harmless against any Liability incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Representative may select any substitute or successor Representative (who shall be a former Company Stockholder) upon written notice to Acquirer and the consent of the holders of a majority in interest of the General Escrow Fund and the Special Escrow Fund. At any time, the Company Holders holding a majority in interest of the General Escrow Fund and the Special Escrow Fund shall have the power to substitute any former Company Stockholder (with such former Company Stockholder’s consent and upon written notice to Acquirer) as a successor Representative hereunder. Following and subject to full payment of all Awarded Damages (as defined in Section 11.8(e)) to Acquirer, on or after the Release Date (following settlement of all Pending Claims), any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Article 11 (including the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Company Holders to the Representative on a pro rata basis based on each Company Holder’s Pro Rata Share of the General Escrow Fund, with each share of Acquirer Common Stock in the General Escrow Fund valued at the Acquirer Average Price Per Share.

11.5 Notice of Claim. As used herein, “Claim” means a claim for indemnification of any Indemnified Person for Damages under this Article 11. Acquirer will give a written notice to the Representative of a Claim executed by an officer of Acquirer (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Indemnified Person. Acquirer may give a Notice of Claim at any time any Indemnified Person suffers Damages or is subject to a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding that may give rise to a Claim. In the event that Acquirer delivers a Notice of Claim on its own behalf or is requested to deliver a Notice of Claim on behalf of any other Indemnified Person, Acquirer will do so promptly after Acquirer becomes aware of the existence of any potential claim by an Indemnified Person for indemnification from the Company Holders under this Article 11. Acquirer will deliver a Notice of Claim based on, arising from, relating to or caused by:

(a) the items specified in Section 11.2; or

(b) the assertion, whether orally or in writing, against Acquirer or any other Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any item specified in Section 11.2.

No delay on the part of Acquirer in giving the Representative a Notice of Claim will relieve the Representative or any Company Holder from any of its obligations under this Article

11 unless (and then only to the extent) that the Representative or the Company Holders are materially prejudiced thereby.

11.6 Defense of Third-Party Claims.

(a) Acquirer will defend any Third-Party Claim (including any Special Escrow Claim), and the costs and expenses incurred by Acquirer in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) will be included in the Damages for which Acquirer may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder. The Representative may participate in the defense of any Third-Party Claim, provided that Acquirer will control the defense of such Third-Party Claim and such participation by the Representative will be at the Representative’s own expense.

(b) Acquirer will (i) be free to handle the prosecution or defense of any such Claim, (ii) take all necessary steps to contest the Claim or to prosecute such Claim to conclusion or settlement satisfactory to Acquirer, (iii) notify the Representative of the progress of any such Claim, (iv) permit the Representative, at the Representative’s sole cost, to participate in such prosecution or defense, and (v) provide the Representative with reasonable access to all relevant information and documentation relating to the Claim and Acquirer’s prosecution or defense thereof. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim.

11.7 Contents of Notice of Claim. Each Notice of Claim by Acquirer given pursuant to Section 11.5 will contain the following information:

(a) that the Indemnified Person has incurred, paid or accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and

(b) a brief description, in reasonable detail (to the extent reasonably available to Acquirer), of the facts, circumstances or events giving rise to the alleged Damages based on Acquirer’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Acquirer) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated Liability, and the specific nature of the breach to which such item is related, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

11.8 Resolution of Notice of Claim. Any Notice of Claim delivered by Acquirer will be resolved as follows:

(a) Uncontested Claims. If, within thirty (30) calendar days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquirer (an “Uncontested Claim”), then the Representative will be conclusively deemed to have consented, on behalf of all Company Holders, to the recovery by the Indemnified Person of the full amount of the Claim specified in the Notice of Claim, including the forfeiture of the amount of Damages or for fraud or willful misrepresentation from the General Escrow Fund or the Special Escrow Fund, as applicable, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Holders for such amount in any court having jurisdiction over the matter where venue is proper.

(b) Contested Claims. If the Representative gives Acquirer written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the thirty (30) calendar day period specified in Section 11.8(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquirer and the Representative or (ii) in the absence of such a written settlement agreement, by binding arbitration between Acquirer and the Representative in accordance with the terms and provisions of Section 11.8(c).

(c) Arbitration of Contested Claims. Any Contested Claim that is not resolved in accordance with Section 11.8(b)(i) will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in King County, Washington. In the event J.A.M.S. ceases to provide arbitration service, then the term “J.A.M.S.” will thereafter mean and refer to the American Arbitration Association (“AAA”). Either Acquirer or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of this Section 11.8(c). The parties will cooperate with J.A.M.S. and with each other in promptly selecting a single arbitrator from J.A.M.S.’ panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this Section 11.8(c) may be enforced by any court of competent jurisdiction. Subject to the provisions of subparagraph (vii) below, judgment upon the Final Award (as defined in Section 11.8(c)(iii)) or any other final finding rendered by the arbitrator in the arbitration may be entered in any court having competent jurisdiction.

(i) Payment of Costs. Acquirer, on the one hand, and the Company Holders, on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will determine in the Final Award the party who is the prevailing party and the party who is not the prevailing party (the “Non-Prevailing Party”). The Non-Prevailing Party will pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

(ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of Delaware applicable to contracts executed and entered into within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

(iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver such documents to the Representative and Acquirer, together with a signed copy of the Final Award. Subject to the provisions of subparagraph (vii) below, the Final Award will constitute a conclusive determination of all issues in question, binding upon the Representative and Acquirer, and will include an affirmative statement to such effect. To the extent that the Final Award determines that Acquirer or any other Indemnified Person has actually incurred Damages in connection with the Contested Claim through the date of the Final Award (“Incurred Damages”), the Final Award will set forth and award to Acquirer the amount of such Incurred Damages. In addition, the Final Award will set forth and award to Acquirer an additional amount of Damages equal to the reasonably foreseeable amount of alleged Damages that the arbitrator determines (based on the evidence submitted by the parties in the arbitration) are reasonably likely to be incurred by Acquirer and any other Indemnified Person as a result of the facts giving rise to the Contested Claim (“Estimated Damages”), which amount of Estimated Damages may include the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts which, if true, would give rise to Damages.

(iv) Timing. The Representative, Acquirer and the arbitrator will conclude each arbitration pursuant to this Section 11.8(c) as promptly as possible for the Contested Claim being arbitrated.

(v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(vi) Treatment of Damages. Upon issuance and delivery of the Final Award as provided in subparagraph 11.8(c)(iii) above, Acquirer will immediately be entitled to recover as provided in subparagraph 11.8(e) below (A) the amount of any Incurred Damages determined and awarded to Acquirer under such Final Award and (B) the amount of Estimated Damages determined and awarded under such Final Award and such Incurred Damages and such Estimated Damages will be deemed to be owed to Acquirer for purposes of this Agreement. Both Incurred Damages and Estimated Damages owed to Indemnified Persons are deemed to be Damages for purposes of this Agreement.

(d) Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Representative and Acquirer (a “Settled Claim”), then the parties will resolve such Settled Claim as provided in such settlement agreement.

(e) General Escrow Claims, Special Escrow Claims; Payment of Damages; Assertion of Claims.

(i) General Escrow Claims. With respect to any Claim other than a Special Escrow Claim (a “General Escrow Claim”), any Incurred Damages and Estimated Damages that (i) the parties have agreed are to be awarded to Acquirer and/or any other Indemnified Person pursuant to a Settled Claim, (ii) has been awarded to Acquirer and/or any other Indemnified Person pursuant to a Final Award of an arbitration conducted pursuant to this Section 11.8 or (iii) are the subject of Uncontested Claims (all such Incurred Damages and Estimated Damages are hereinafter referred to as “Awarded Damages”), will be paid by release to Acquirer from the General Escrow Fund of cash and Acquirer Common Stock in an amount equal to the Awarded Damages. All indemnification obligations of the Company Holders under this Article 11 with respect to General Escrow Claims (other than under Section 11.2(b)) will be allocated in the following manner: first, against the Closing Escrow Cash proportionately among the Company Stockholders pro rata based on each Company Stockholder’s Pro Rata Share of the Closing Escrow Cash in the General Escrow Fund; second, to the extent that the Closing Escrow Cash in the General Escrow Fund has been exhausted, against the Contingent Escrow Stock, if any, in the General Escrow Fund or that may subsequently be earned pursuant to Section 2.8 hereof and withheld by Acquirer in the General Escrow Fund, proportionately among the Company Holders pro rata based on each Company Holder’s Pro Rata Share of the Contingent Escrow Stock in the General Escrow Fund (based on the Acquirer Share Price); and third, to the extent that the Closing Escrow Cash and Contingent Escrow Stock in the General Escrow Fund have been exhausted, against the Contingent Escrow Cash, if any, in the General Escrow Fund or that may subsequently be earned pursuant to Section 2.8 hereof and withheld by Acquirer in the General Escrow Fund, proportionately among the Company Holders pro rata based on each Company Holder’s Pro Rata Share of the Contingent Escrow Stock in the General Escrow Fund (based on the Acquirer Share Price).

(ii) Special Escrow Claims. With respect to any Special Escrow Claim, any Awarded Damages will be paid by release to Acquirer from the Special Escrow Fund of cash and Acquirer Common Stock in an amount equal to the Awarded Damages. All indemnification obligations of the Company Holders under this Article 11 with respect to Special Escrow Claims (other than under Section 11.2(b)) will be allocated in the following manner: first, against the shares of Acquirer Common Stock, if any, in the Special Escrow Fund withheld by Acquirer in the Special Escrow Fund because of an adjustment made pursuant to Section 2.2(f), proportionately among the Company Holders pro rata based on each Company Holder’s Pro Rata Share of the such shares of Acquirer Common Stock in the Special Escrow Fund (based on the Acquirer Share Price); second, to the extent that the shares of Acquirer Common Stock in the Special Escrow Fund, if any, have been exhausted, against the Special Escrow Cash, if any, in the Special Escrow Fund withheld by Acquirer in the Special Escrow Fund, proportionately among the Company Holders pro rata based on each Company Holder’s Pro Rata Share of the Special Escrow Cash in the Special Escrow Fund; third, to the extent that the shares of Acquirer

Common Stock, if any, and Special Escrow Cash in the Special Escrow Fund have been exhausted, against the Closing Escrow Cash proportionately among the Company Stockholders pro rata based on each Company Stockholder’s Pro Rata Share of the Closing Escrow Cash in the General Escrow Fund; fourth, to the extent that the shares of Acquirer Common Stock, if any, the Special Escrow Cash in the Special Escrow Fund and the Closing Escrow Cash in the General Escrow Fund have been exhausted, against the Contingent Escrow Stock, if any, in the General Escrow Fund or that may subsequently be earned pursuant to Section 2.8 hereof and withheld by Acquirer in the General Escrow Fund, proportionately among the Company Holders pro rata based on each Company Holder’s Pro Rata Share of the Contingent Escrow Stock in the General Escrow Fund (based on the Acquirer Share Price); and fifth, to the extent that the shares of Acquirer Common Stock, if any, and the Special Escrow Cash in the Special Escrow Fund and the Closing Escrow Cash and the Contingent Escrow Stock in the General Escrow Fund have been exhausted, against the Contingent Escrow Cash, if any, in the General Escrow Fund or that may subsequently be earned pursuant to Section 2.8 hereof and withheld by Acquirer in the General Escrow Fund, proportionately among the Company Holders pro rata based on each Company Holder’s Pro Rata Share of the Contingent Escrow Stock in the General Escrow Fund (based on the Acquirer Share Price). The aggregate Liability of the Company Holders pursuant to Section 11.2(c) will be limited to the Escrow Funds as provided pursuant to the foregoing.

(iii) Assertion of Claims. An Indemnified Person shall institute Claims against the Escrow Funds, and in satisfaction thereof may reduce the Escrow Funds, in accordance with the terms of this Agreement, without first making any other Claims directly against the Company Holders, without rescinding or attempting to rescind any transaction consummated by this Agreement and without first exhausting any other remedies that may be available to it with respect to the subject matter of any Claim, and such Indemnified Person will proceed directly in accordance with the provisions of this Agreement. The assertion of any single Claim for indemnification hereunder will not bar an Indemnified Person from asserting any other Claim or Claims hereunder, subject to the limitations contained in this Agreement.

(f) Additional Provisions. Claims against the Company Holders under this Article 11 shall first be satisfied by the Company Holders’ forfeiture of the General Escrow Fund and/or Special Escrow Fund as provided for above, and Acquirer shall have no right to exercise its remedies against any other assets of the Company Holders prior to exercising such remedies against the General Escrow Fund and/or Special Escrow Fund.

11.9 Release of Special Escrow Fund. In the event that (a) a non-appealable final order, decree or ruling is issued by a court of competent jurisdiction or other Governmental Authority that provides for an award in respect of all Special Escrow Claims or (b) a settlement agreement providing for a full release in respect of the Special Escrow Claims is entered into, then at such time all shares of Acquirer Common Stock, if any, and Special Escrow Cash remaining in the Special Escrow Fund after the satisfaction of any and all Special Escrow Claims shall be delivered to the Company Holders within five (5) days of satisfaction of such Special Escrow Claims.

11.10 Release of Remaining Escrow Funds. Promptly, but no later than five (5) days following the Release Date, Acquirer shall deliver to the Company Holders (a) all of the Special

Escrow Fund (if any) in excess of any amount of Special Escrow Fund that is necessary to satisfy all unsatisfied or disputed claims for Damages for Special Escrow Claims specified in any Notice of Claim delivered to the Representative before the Release Date and (b) all of the General Escrow Fund (if any) in excess of any amount of General Escrow Fund that is necessary to satisfy all unsatisfied or disputed claims for Damages for (i) General Escrow Claims specified in any Notice of Claim delivered to the Representative before the Release Date and (ii) Special Escrow Claims to the extent that the Special Escrow Fund is insufficient to fully satisfy such Special Escrow Claims. If any Claims are pending but not resolved on the Release Date (“Pending Clams”), then (a) Acquirer shall retain possession and custody of that amount of Special Escrow Fund that equals the total maximum amount of Damages then being claimed by Acquirer in all such pending Special Escrow Claims, and as soon as each of such Special Escrow Claims is resolved, Acquirer shall deliver to the Company Holders any remaining amount of the Special Escrow Fund that was reserved for such Claim but was not required to satisfy such Special Escrow Claim (and is not required as security for any remaining Pending Claims) and (b) Acquirer shall retain possession and custody of that amount of General Escrow Fund that equals the total maximum amount of Damages then being claimed by Acquirer in all such pending General Escrow Claims and, to the extent that the Special Escrow Fund is insufficient to satisfy all pending Special Escrow Claims, such excess from the General Escrow Fund as would be needed to satisfy such pending Special Escrow Claims, and as soon as each of such General Escrow Claims and/or Special Escrow Claims is resolved, Acquirer shall deliver to the Company Holders any remaining amount of the General Escrow Fund that was reserved for such Claim but was not required to satisfy such Claim (and is not required as security for any remaining Pending Claims).

ARTICLE 12

GENERAL PROVISIONS

12.1 Governing Law; Submission to Jurisdiction. The internal laws of the State of Delaware, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

12.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; except that Acquirer may, without the consent of any other party hereto, assign this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements to (a) any of its majority-owned Subsidiaries, (b) by operation of law, or (c) in connection with any merger, consolidation or sale of all or substantially all of its assets or in connection with any similar transaction, subject to Schedule 2.8 hereof. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 12.2 will be void.

12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories and have been delivered by each party to each other party (whether in facsimile or original form).

12.5 Other Remedies; Specific Performance. Except as otherwise provided herein, and subject to Sections 11.1 and 11.3(d), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

12.6 Amendment and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by Acquirer, Sub and Company. This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after approval of this Agreement by the Company Stockholders, but, after such approval, no amendment will be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. Following the Effective Time, this Agreement may be amended by a written agreement executed by (i) beneficial owners of a majority of the General Escrow Fund and the Special Escrow Fund at such time, (ii) the Representative and (iii) Acquirer. At any time prior to the Effective Time, each of Company and Acquirer, by action taken by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such extension or waiver will be effective unless signed in writing by the party against whom such extension or waiver is asserted. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.7 Expenses. Each party will bear its respective expenses and fees incurred with respect to this Agreement, the Mergers and the transactions contemplated hereby, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals whether incurred before, on or after the Effective Time (“Transaction Expenses”). For purposes of this Agreement, any expenses and fees of Company’s accountants, attorneys, investment bankers and other professionals incurred by the Surviving Corporation after the Effective Time that relate to the Mergers and the transactions contemplated by this Agreement shall be deemed to be Transaction Expenses of the Company.

12.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, including the provisions of Section 11, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, three (3) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may have furnished to the other parties by written notice given in accordance with this Section 12.9:

(a) If to Acquirer or Sub:

Concur Technologies, Inc.

18400 NE Union Hill Road

Redmond, WA 98052

Attention: Chief Legal Officer

Phone: (425) 497-7384

Fax: (425) 497-5930

with a copy to:

Fenwick & West LLP

801 California St.

Mountain View, CA 94041

Attention: Robert A. Freedman, Esq.

Phone: (650) 988-8500

Fax: (650) 938-5200

(b) If to Company:

Outtask, Inc.

209 Madison Street, Suite 400

Alexandria, VA 22314

Attention: President

Phone: (703) 837-6100

Fax: (202) 689-7604

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

1200 19th Street, NW

Washington, DC 20036

Attention: Anthony H. Rickert

Phone: (202) 861-3900

Fax: (202) 689-7604

(c) If to the Representative or to Thomas A. DePasquale in his individual capacity:

7611 Southdown Rd.

Alexandria, VA 22308

Phone: (703) 927-1721

Fax: (703) 837-6106

With a copy to:

DLA Piper Rudnick Gray Cary US LLP

1200 19th Street, NW

Washington, DC 20036

Attention: Anthony H. Rickert

Phone: (202) 861-3900

Fax: (202) 689-7604

12.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all Subsidiaries of such entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated hereby and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.

12.11 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

12.12 Public Announcement. Upon or following execution of this Agreement, Acquirer may issue a press release, previously reviewed by and in consultation with Company announcing the Mergers, or such other disclosure or filing as may be required under Applicable Laws. Thereafter, Acquirer may issue such press releases, and make such other disclosures regarding the Mergers, as it reasonably and in good faith determines are required under Applicable Laws, including securities laws or regulatory rules. Prior to the publication of such initial press release, Company and the Representative will not make any public announcements relating to this Agreement or the transactions contemplated herein or otherwise communicate with any news media without the prior written consent of Acquirer, and Company will use all reasonable efforts to prevent any trading in Acquirer Common Stock by its officers, directors, employees, stockholders and agents.

12.13 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize all reasonable efforts to satisfy all the conditions to Closing on or before the Termination Date.

12.14 Confidentiality. Company and Acquirer each confirm that they have entered into the Confidentiality Agreement dated July 12, 2005, as amended (the “Non-Disclosure Agreement”) and that they are each bound by, and will abide by, the provisions of the Non-Disclosure Agreement. If this Agreement is terminated, the Non-Disclosure Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Non-Disclosure Agreement.

12.15 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Acquirer Ancillary Agreements, the Sub Ancillary Agreements and the Non-Disclosure Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties.

12.16 Waiver of Jury Trial. EACH OF ACQUIRER, COMPANY, SUB AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON

CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER, COMPANY, SUB 1, SUB 2, THE REPRESENTATIVE OR THOMAS A. DEPASQUALE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONCUR TECHNOLOGIES, INC.		OUTTASK, INC.

By:	/s/ Kyle R. Sugamele	By:	/s/ Thomas A. DePasquale
Name:	Kyle R. Sugamele	Name:	Thomas A. DePasquale
Title:	Chief Legal Officer	Title:	Chief Executive Officer

GALILEO 1 ACQUISITION CORPORATION

By:	/s/ Kyle R. Sugamele
Name:	Kyle R. Sugamele
Title:	President

GALILEO 2 ACQUISITION LLC

By:	/s/ Kyle R. Sugamele
Name:	Kyle R. Sugamele
Title:	President

REPRESENTATIVE

/s/ Thomas A. DePasquale
Thomas A. DePasquale

[Signature Page to Agreement and Plan of Reorganization]

Exhibit List

Exhibit A-1	List of Company Stockholders Entering into Voting Agreements
Exhibit A-2	Form of Voting Agreement
Exhibit A-3	Form of Investment Representation Letter
Exhibit B-1	List of Key Employees
Exhibit B-2	Form of Noncompetition Agreement
Exhibit C-1	Form of First Certificate of Merger
Exhibit C-2	Form of Second Certificate of Merger
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Opinion of Counsel to Company